Exhibit 10.1
MANHATTAN BEACH STUDIOS
LEASE
This Lease (“Lease”), dated as of September 22, 2008, is made by Landlord and Tenant named below, who agree as follows:
PART I
GENERALLY DEFINED TERMS
The following words when used in this Lease with initial capital letters have the respective meanings set forth in this Part I. Additional words used in this Lease with initial capital letters are defined in particular provisions of this Lease.
1.
“Affiliate”: A person controlled or wholly owned (directly or indirectly) by, or controlling (directly or indirectly) or wholly owning (directly or indirectly), or under common control or ownership with another person specified in this Lease; a person resulting from the merger, consolidation or other reorganization of another person specified in this Lease, or any person that acquires substantially all of the assets or ownership interests of another person specified in this Lease as a going concern. As used in this Lease, the word “person” includes any natural person or persons, a partnership, corporation, limited liability company, or any other form of business or legal association or entity.

2.	“Base Rent”: Subject to subparagraph (d) below:
(a)	During the first twelve (12) months of the Initial Term, the monthly Base Rent payable under this Lease shall equal the following:

Corporate Office Space: $44,750 per month.

Production Office Space: $118,610 per month.

Sound Stages: In accordance with Exhibit “B” attached hereto, $52,800 per month for Stage 21; $52,800 per month for Stage 22; $65,000 per month for Stage 25; $52,800 for a Stage to be determined by the parties, but in any event, to be an 18,000 square foot, 35 feet to gridline stage; and $52,800 for a Stage to be determined by the parties, but in any event, to be an 18,000 square foot, 35 feet to gridline stage; provided, that in any event Landlord shall use its good faith efforts to provide such additional two (2) Sound Stages as physically close as reasonably possible to Stages 21, 22, and 25.

Mill Space: If Tenant elects to lease the Mill Space as provided in Part II, Section 1 below, $15,000 per month in accordance with Exhibit “B” attached hereto.
(b)
On each anniversary of the Commencement Date during the Lease Term (including all Option Terms), the monthly Base Rent payable for each of the Corporate Office Space, the Production Office Space, the Sound Stages and the Mill Space shall be increased by 4% over the monthly Base Rent for the preceding year.

(c)
Notwithstanding anything herein which may be construed to the contrary, with respect to the Corporate Office Space, Tenant shall be entitled to one (1) month’s abatement of Base Rent for the first full calendar month in each lease year during the Initial Term and any Option Term. In addition, notwithstanding anything herein which may be construed to the contrary, with respect to the Production Office Space, Tenant shall be entitled to a rent abatement equal to 100% of the Base Rent payable by Tenant for the Production Office Space for two months each year during the Lease Term (including any Option Term), and with respect to the Sound Stages, Tenant shall be entitled to a rent abatement equal to 100% of the Base Rent payable by Tenant for the Sound Stages for 2.35 months each year during the Term (including any Option Term). Such two months and 2.35 months, as applicable, for each year shall be specified by Tenant by written notice to Landlord delivered no later than 30 days before the months in which Tenant proposes the rent abatement to apply.

3.	“Building”: The structure or structures containing all, or any portion of, the Leased Premises.
4.
“Commencement Date”: The Lease Term shall commence upon the date Landlord tenders delivery of possession of the entire Leased Premises to Tenant with “Tenant Improvements,” as defined in the Work Letter attached hereto as Exhibit “C,” “Substantially Completed,” as defined in Part III, Section 1.5 below.

5.
“Expiration Date”: The day before the third anniversary of the Commencement Date plus however many days are left in the final calendar month of the Lease Term, subject to any Options to extend and to any provisions of this Lease for termination of the Lease Term prior to its expiration.

6.	“Initial Term”: The three year period starting on the Commencement Date plus any additional days required for the Expiration Date to occur on the last day of a calendar month.
7.
“Landlord”: CRP MB Studios, L.L.C., a Delaware limited liability company or any successor in interest, but only for the time that any such person owns the Project in accordance with and subject to the provisions of Part III, Article 25.

8.
“Laws”: Any constitution, statute, ordinance, regulation, building or fire code, rule, judicial decision, administrative order, or other requirement of any federal, state, county, city or governmental agency and of any other public or quasi-public authority having jurisdiction over the Project, now in force or hereafter enacted, promulgated or issued, and the direction of any public officer pursuant to any of the foregoing, whether now or hereafter in force.

9.
“Leased Premises”: The portion or portions of the Project leased to Tenant pursuant to this Lease designated for the exclusive use of Tenant. Unless and until Tenant exercises its option for the Mill Space as provided in Part II, Section 1 of this Lease, the Leased Premises shall consist of the (i) “Sound Stages,” (ii) the “Corporate Office Space,” and (iii) the “Production Office Space.” The “Sound Stages” shall consist of Stage 21, Stage 22, Stage 25, and two (2) additional Stages as provided in Part I, Section 2(a) above, all as more particularly depicted on Exhibit “A” attached hereto. The “Corporate Office Space” shall consist of approximately 13,811 rentable square feet of space, commonly referred to as Suite 120, located on the first floor of that certain building whose mailing address is 1600 Rosecrans Avenue, Media Center Building, Manhattan Beach, CA 90266 (the “Corporate Office Building”), and as more particularly depicted on Exhibit “A” attached hereto. The Production Office Space shall consist of the following: (a) approximately 15,792 rentable square feet commonly referred to as Suites 200 and 300 in Production Building 1A, as more particularly depicted on Exhibit “A” attached hereto (“Floor 1A Space”), (b) approximately 15,792 rentable square feet commonly referred to as Suites 200 and 300 of Production Building 4B, as more particularly depicted on Exhibit “A” attached hereto (“Floor Space 4B”), and (c) approximately 15,792 rentable square feet commonly referred to as Suites 200 and 300 in Production Building 6A, as more particularly depicted on Exhibit “A” attached hereto (the “Floor 6A Space”). In addition to the foregoing Leased Premises, concurrently with Landlord’s construction of the Corporate Office Space, Landlord shall also, at its sole cost and expense, construct, and install all required equipment into, an approximately 1,739 square foot screening room (the “Screening Room”) immediately adjacent, and connected by a private entrance, to the Corporate Office Space in accordance with the plans and specifications attached to and made a part of the Work Letter attached to this Lease as Exhibit “C.” The Screening Room shall not be considered a portion of the Leased Premises; provided, that Tenant shall have throughout the Lease Term a continuing first-priority right to use the Screening Room. Tenant shall pay to Landlord on a per-use basis a reasonable use fee to be mutually determined by Landlord and Tenant (but not to exceed in any event the fair market rate charged by comparable studio operators for a comparable screening room facility) for Tenant’s use of the Screening Room.

10.
“Lease Term”: The Initial Term as extended by the Options, if any, properly exercised by Tenant, subject to any provisions of this Lease for termination of the Lease Term prior to its expiration by the passage of time.

11.	“Project”: Approximately 22.5 acres of real property in Manhattan Beach, commonly referred to as the “Raleigh Studios Manhattan Beach,” located in Manhattan Beach, California.
12.	“Rent”: Base Rent, Additional Rent and all other amounts of any kind payable by Tenant to Landlord pursuant to the provisions of this Lease.

13.	“Security Deposit” shall mean Two Hundred Fifty Thousand Dollars ($250,000.00).
14.
“Sound Stage”: A room located at the Project which is built to certain sound proofing and other standards that make it suitable, and which is intended to be used primarily, for the filming, recording or other production of motion pictures, television programs and other audio visual works. Certain office and production support space is designated for use with a particular Sound Stage. The word “Sound Stage” does not include any Common Areas or any related office and production support space, even though designated for use solely in connection with a particular Sound Stage.

15.	“Tenant”: MVL Productions LLC, a Delaware limited liability company, or any Assignee permitted by Part III, Section 17.2(b).
16.	“Work Letter”: The agreement attached to this Lease as Exhibit “C” governing the construction, completion and delivery of the Leased Premises.
PART II
SPECIFIC LEASE PROVISIONS
1. Option to Rent Mill Space.
(a) Mill Space Option and Exercise. Subject to the provisions of this Lease, Landlord grants to Tenant the option (“Mill Space Option”) to lease that certain more particularly depicted on Exhibit “A” attached hereto and designated as “Mill” (the “Mill Space”). Tenant may exercise the Mill Space Option only by delivering written notice of such exercise (“Exercise Notice”) to Landlord on or before February 1, 2009, which Exercise Notice shall specify the time period for which Tenant desires to lease the Mill Space. If Tenant timely delivers the Exercise Notice and the Mill Space will be available during the period of time Tenant has requested, Tenant shall lease the Mill Space on a month-to-month basis, and shall have the right to terminate its lease of the Mill Space at any time during the Term upon thirty (30) days’ prior written notice to Landlord. During any period of time that Tenant is not leasing the Mill Space, Tenant shall not have any right to use the Mill Space and Landlord may license or lease the use of the Mill Space to a third party.
(b) Terms and Conditions Applicable to the Mill Space. If Tenant timely and validly exercises the Mill Space Option, then beginning on the actual date Landlord delivers possession of the Mill Space to Tenant and continuing for the entire Lease Term (unless earlier terminated pursuant to Part II, Subparagraph 1(a) above): (a) the Mill Space shall be part of the Leased Premises under this Lease, so that the term “Leased Premises” in this Lease shall include the Mill Space, and (b) the building containing the Mill Space shall constitute a “Building” under this Lease. Except as specified in this Part II, Article 1 or in any other provision of this Lease, Tenant’s lease of the Mill Space shall be subject to all of the terms and conditions of this Lease and shall expire concurrently with the expiration or earlier termination of this Lease, unless earlier terminated by Tenant pursuant to Part II, Subparagraph 1(a) above).
(c) Base Rent for Mill Space. If Tenant elects to lease the Mill Space, the initial monthly Base Rent for the Mill Space shall be as set forth in Part I, Section 2(a) and shall be increased as provided in Part I, Section 2(b).
2. Tenant’s Right of First Lease of Production Trailer Space. If any space (other than parking spaces) becomes available at the Project sufficient to legally and appropriately permit Tenant to maintain a transportation, wardrobe, or other related production trailer upon such space, then, subject to Tenant’s obtaining any required governmental approvals or permits, Tenant shall have an on-going, first right to lease such space for the remainder of the Term (including any Option Terms) at no additional cost to Tenant. If such space becomes available, prior to leasing such space to any other party, Landlord shall notify Tenant of the availability of such space in writing (“Landlord’s Trailer Space Notice”). Tenant shall have 5 days from the date Tenant receives Landlord’s Trailer Space Notice to notify Landlord that Tenant elects to so lease the trailer space, at no additional cost to Tenant.

If Tenant does not timely deliver such election notice or declines to exercise its right to lease such space, Landlord thereafter shall have the right to lease such space to a third party. If any such space again becomes available for lease during the Term, Tenant shall again have the ongoing, first right to lease this space pursuant to this Part II, Section 2 and Landlord shall not lease such space to a third party without again complying with the requirements of this Section 2. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that upon the termination of that certain lease between Landlord and David E. Kelley Productions, Inc. (“Kelley”) regarding certain sound stages and other space within the Project, Tenant shall be entitled to use, at no cost to Tenant, the space within the Project (which are not parking spaces) on which those certain production trailers located within the Project are currently being used by Kelley; provided, however, that if Tenant is required by the City of Manhattan Beach or any other governmental authority to relocate any of its trailers from such current location to space within the Project otherwise allocated to parking spaces, then any parking spaces which may thereafter be utilized by Tenant shall be counted in determining the number of parking spaces Tenant is then using pursuant to Part III, Article 8.
3. Intentionally Omitted.
4. Addresses for Notices.
(a)	Landlord’s address:

CRP MB Studios, L.L.C. c/o The Carlyle Group Attention: Brandon Taylor 11100 Santa Monica Boulevard Suite 400 Los Angeles CA, 90025

With a copy to:

CRB MB Studios, L.L.C. c/o Property Manager 1600 Rosecrans Avenue Manhattan Beach, CA 90266

(b)	Tenant’s address:

Prior to the Commencement Date: Marvel Studios, Inc. 9242 Beverly Boulevard, Suite 350 Beverly Hills, CA 90210 Attention: Louis D’Esposito; and

Following the Commencement Date: Marvel Studios, Inc., at the Corporate Office Space, and at all times,

With a copy to:

Marvel Entertainment, Inc. 417 Fifth Avenue, New York, NY 10016
Attention: John Turitzin, Executive Vice President, Office of the Chief Executive and General Counsel

PART III
GENERAL LEASE PROVISIONS
ARTICLE 1
LEASE OF PREMISES
1.1 Lease of Premises. Landlord leases the Leased Premises to Tenant, and Tenant leases the Leased Premises from Landlord, on all of the terms and conditions of this Lease. Tenant will have 24 hour-a-day, seven day-a-week access to the Building, the Leased Premises, and the parking areas and other Common Areas which service the same.
1.2 Intentionally Omitted.
1.3 Landlord’s Reservation of Rights. The following rights are reserved to Landlord:
(a) The right to all of the Project, except for the space within the Leased Premises;
(b) The right to change any or all elements of the Project except for the space within the Leased Premises and except as otherwise provided in this Lease, so long as such changes do not change the nature of the Project from studio and related uses;
(c) The right to grant easements, licenses, rights, and dedications that Landlord deems necessary or desirable, and to record parcel maps and restrictions, so long as these easements, rights, dedications, maps, and restrictions do not unreasonably interfere with Tenant’s use of the Leased Premises; and
(d) All other rights reserved to Landlord by provisions of this Lease, or by operation of law unless expressly waived herein.
1.4 Common Areas. Tenant shall have non-exclusive rights to use the Common Areas in accordance with Article 7 of this Part III.
1.5 Delivery of Leased Premises.
(a) Delivery Requirements. Landlord, at its cost, shall have “Substantially Completed” (as hereinafter defined) the Tenant Improvements, as defined and described in Exhibit “C” to this Lease. Landlord shall deliver possession of the Leased Premises to Tenant (subject to Landlord’s reserved rights hereunder and Landlord’s right to complete the punch list items, if any) as follows:
A. Production Office Space.
(i) Production Office Space Building 6A-2nd and 3rd Floors—October 20, 2008 (with access to the 2nd Floor made available to Tenant, free of charge, one week prior to such date for Tenant’s move-in).

(ii) Production Office Space Building 1A-2nd and 3rd Floors—January 15, 2009 (with access to Premises made available to Tenant, free of charge, one week prior to such date for Tenant’s move-in).
(iii) Production Office Space Building 4B-2nd and 3rd Floors—January 15, 2009 (with access to Premises made available to Tenant free of charge, one week prior to such date, for Tenant’s move-in).
B. Sound Stages.
(i) Two 18,000-square foot Sound Stages as selected by Landlord — December 15, 2008 per Schedules D and E of Exhibit “B.”
(ii) Stages 21, 22 and 25 — January 15, 2009 per Schedules A, B and C of Exhibit “B.”
C. Corporate Office Space. January 15, 2009, subject to Tenant Delays and Force Majeure Delays (as defined in the Work Letter).
If possession of Sound Stages 21, 22, and 25 and the corresponding amount of Production Office Space is not delivered by Landlord in the condition required hereunder by the corresponding dates set forth above, then Tenant shall have the right, exercisable in Tenant’s sole discretion, to terminate the Lease. If the Lease is not terminated as set forth in the immediately preceding sentence, and if possession of the entire Leased Premises is not delivered to Tenant on or before March 15, 2009 (other than due to Tenant Delays), then Tenant shall have an additional right to terminate the entire Lease, in which event Landlord shall be responsible to Tenant for all of its out of pocket expenses incurred in connection with Tenant’s negotiation of this Lease, together with any occupancy costs actually incurred by Tenant in connection with Tenant’s leasing of such replacement premises for a period of time equal to the Initial Term in order for Tenant to undertake those production activities contemplated under this Lease in excess of the Rent payable by Tenant hereunder for the Initial Term. In addition to the completion of Tenant Improvements, on the date Landlord delivers possession of the Leased Premises to Tenant, to Landlord’s knowledge, the Leased Premises and the Common Areas shall be in material compliance with all applicable Laws and the Leased Premises and all building systems (including, without limitation, electrical, plumbing and HVAC) servicing the Leased Premises shall be in good working order and condition.
(b) Definition of Substantial Completion. For purposes of this Lease, the term “Substantially Complete” (and its grammatical variations, such as Substantial Completion), when used with reference to Tenant Improvements, will mean that Tenant Improvements has been completed, except for minor “punch list” items, the completion of which minor “punch list” items will not interfere with Tenant’s occupancy and use of the Premises and can be completed within forty-five (45) days; provided, however, Landlord shall complete all of such punch list items within such 45-day period.

ARTICLE 2
USE OF LEASED PREMISES
2.1 Permitted Use. Tenant shall use the Leased Premises solely for motion picture, television and other audio video production and associated offices, corporate and administrative offices, and all uses related thereto. Tenant shall not use or permit the Leased Premises to be used for any other purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld.
2.2 Rules and Regulations. To the extent they do not conflict with any express right of Tenant set forth in this Lease, Tenant shall comply with the reasonable rules and regulations adopted by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and the Project or for the preservation of good order (“Rules and Regulations”). Landlord shall act reasonably and in good faith in enforcing the Rules and Regulations.
2.3 Additional Restrictions On Use. In addition to complying with other provisions of this Lease concerning the use of the Leased Premises:
(a) Tenant shall not do or permit any act to be done that could cause damage to any part of the Leased Premises or the Project, except to the extent reasonably necessary for the installation of Trade Fixtures (as defined below), equipment, machinery, or the construction of Alterations as permitted under this Lease and provided that Tenant repairs any such damage prior to the end of the Lease Term. Tenant shall not commit any waste in or around the Project and shall keep the Leased Premises in a safe, neat, clean, attractive and orderly condition, free of any nuisances or hazards or risks to person or property.
(b) Tenant shall not operate or permit the operation of any equipment or machinery in the Leased Premises, or any other area of the Project, that could:
(i) materially damage the Leased Premises or any other area of the Project;
(ii) impair the efficient operation of the Leased Premises’ heating, ventilation, or air conditioning, or other Building or Project systems;
(iii) block or otherwise impede the operation of the Leased Premises’ sprinkler system;
(iv) overload floors, structural, mechanical or electrical systems or physical components of the Leased Premises or otherwise place an undue strain on any of these items; or
(v) damage, overload, or corrode the Leased Premises’ or the Project’s sanitary sewer system.
(c) Tenant shall not install or attach anything in the Leased Premises in excess of the load limits established for the Leased Premises. Tenant shall contain and dispose of all dust, fumes, or waste products generated by Tenant’s use of the Leased Premises so as to avoid (i) unreasonable fire or health hazards, (ii) damage to the Project, (iii) the violation of any Law, or (iv) the creation of any nuisance.

(d) Tenant shall not change the exterior of any Building or install any equipment, machinery, or antennas on or make any penetrations of the exterior or roof of the Building, without Landlord’s prior written consent in each instance which shall not be unreasonably withheld.
(e) Tenant shall use the Leased Premises in compliance with all Laws, recorded covenants and restrictions, and requirements of any fire insurance underwriters or rating bureaus, now or later in effect. Without limiting the generality of the foregoing, this Lease is and shall be at all times subject and subordinate to: (i) the Development Agreement entered into by and between the City of Manhattan Beach and TRW Inc., dated March 6, 1984 and recorded on April 17, 1984, as Document No. 84462424 (“Development Agreement”), which Development Agreement is to be assigned to Landlord pursuant to the Assignment and Assumption Agreement between TRW Inc. and Landlord, upon Landlord’s purchase of the land, and (ii) the Easement Agreement to be entered into by and between TRW, Inc., Parstem Realty Company, Inc. and Landlord, upon Landlord’s purchase of the land (“Easement Agreement”); copies of which have been delivered to and reviewed by Tenant prior to signature and delivery of this Lease. Tenant shall cooperate reasonably with Landlord to comply with Landlord’s obligations under the Development Agreement and the Easement Agreement, and Tenant shall use reasonable efforts to assist Landlord in connection with its efforts to maintain cordial and cooperative relationships with the City of Manhattan Beach, neighbors of the Project and neighborhood organizations.
(f) “NR-Rated Activity” shall mean Tenant’s engaging in any activity permitted under Section 2.1 of this Lease with respect to a theatrical motion picture, television mini-series, television series, so-called MOW or other motion picture project of any kind whatsoever that shall be accorded an “NR” rating or that would most likely be accorded an “NR” rating if rated or that shall purposely be left unrated because of its explicit depiction of sex or violence. “Permitted NR-Rated Activity” shall mean Tenant’s engaging in any NR-Rated Activity in respect of any such project either produced by, produced for distribution by or actually distributed by a so-called “Major” or “Mini-Major” theatrical motion picture studio/distributor, a U.S. television network (i.e., ABC, CBS, NBC, Fox, or the CW network), or a major cable network (other than the Playboy Channel or the like) that is accorded such a rating or is left unrated for such reason (e.g., projects like-“Last Tango In Paris,” “Bonnie and Clyde” or “Heavy Traffic” but not projects like “Deep Throat”). Tenant hereby represents and warrants that, at all times prior to the execution of the Lease and at all times from and after the execution of the Lease until its expiration or earlier termination, NR-Rated Activity other than Permitted NR-Rated Activity has been and will remain an insignificant part of Tenant’s business. Tenant may engage in Permitted NR-Rated Activity throughout the term of the Lease, as the same may be extended from time to time. Tenant acknowledges that a breach of the foregoing representation and warranty would be a material breach of the Lease. This Section 2.3(f) shall be further subject to such changes as Landlord may reasonably consent to following any change in the present system for rating motion pictures.

ARTICLE 3
LEASE TERM
3.1 Initial Lease Term. The provisions of this Lease shall be effective as of the date of this Lease. Subject to the provisions of the Work Letter, Tenant’s right to occupy the Leased Premises, and Tenant’s obligation to pay Rent for the Leased Premises, commences on the Commencement Date and shall expire on the Expiration Date, unless this Lease is sooner terminated as provided in this Lease. After the Commencement Date, upon Landlord’s or Tenant’s request, Landlord and Tenant shall promptly sign, acknowledge and deliver to each other a memorandum confirming the Commencement Date substantially in the form of Exhibit “D” attached hereto. Notwithstanding anything herein to the contrary, if at any time during the Lease Term (including any Option Terms), Tenant’s production activities within the Leased Premises are suspended as a result of any Force Majeure Delay, including without limitation, an industry-wide strike or other similar labor-related work stoppage, then provided that Tenant notifies Landlord promptly following Tenant’s discovery of such Force Majeure Delay, and subject to any then-existing written rights of any third parties, Tenant shall have the right, exercisable within thirty (30) days following the cessation of such work stoppage, to extend the Lease Term by a period of time equal to the number of days that Tenant’s production activities were suspended as a result of such work stoppage, in which event the end of the then-current Term (or Option Term if applicable) shall be extended accordingly.
3.2 Options to Extend Term. Tenant shall have four consecutive options (individually an “Option” and together the “Options”), each to extend the term of this Lease for all or any portion of the Leased Premises for one year (individually an “Option Term” and together the “Option Terms”). Notwithstanding anything herein to the contrary, however, (i) if Tenant exercises an Option for any or all of the Sound Stages, then Tenant shall also exercise an Option for a corresponding amount of Production Office Space associated with such Sound Stage(s), and (ii) if Tenant elects not to exercise an Option for any or all of the Sound Stages, then Tenant shall not be permitted to exercise an Option for any corresponding Production Office Space associated with such Sound Stage(s); provided, however, that, notwithstanding anything in Part III, Articles 26 and 27 to the contrary, in any event Tenant shall be permitted to remain in such Production Office Space at the same rent payable as of the last month of the Term for up to sixty (60) days following the expiration of the Term of such corresponding Sound Stage(s) in order to enable Tenant to complete any post-production activities associated with Tenant’s production activities conducted within such Sound Stage(s). All of the terms and conditions in this Lease shall apply to the Option Terms, except this Article 3.
3.3 Exercise of Options. To exercise each Option, Tenant must give Landlord written notice of exercise of the Option by registered mail, overnight courier or personal delivery with proof of receipt (“Option Notice”) no later than 6 months prior to the expiration of the Initial Term or the immediately preceding Option Term in the case of the Corporate Office Space, and 60 days prior to the expiration of the Initial Term or the immediately preceding Option Term in the case of the Sound Stages or Production Office Space. If, however, as of Landlord’s receipt of the Option Notice, Tenant is in default under this Lease beyond any applicable cure period, the Option Notice shall be totally ineffective. If after giving the Option Notice and prior to commencement of the applicable Option Term, there is occurring an Event of Default (as defined in Part III, Article 19 below) under this Lease, this Lease shall, in Landlord’s discretion, terminate as of the expiration of the Initial Term or the immediately preceding Option Term. The rights contained in this Section 3 are personal to the Tenant named in Part I above and any permitted assignee, and may only be exercised by such parties.

ARTICLE 4
BASE RENT
4.1 Base Rent. Except as provided in the Work Letter, commencing on the respective date(s) that Landlord delivers possession of the applicable portions of the Leased Premises pursuant to Part III, Section 1.5(a), and continuing thereafter on the first day of each month until the end of the Lease Term, Tenant shall pay to Landlord: (a) with respect to the delivered portions of the Corporate Office Space, the Production Office Space, the Sound Stages, and, if leased, the Mill Space, Base Rent in the pro rata amounts set forth in Part I, Section 2 for such delivered portions of the Leased Premises, in advance, and (b) with respect to charges for additional services provided to Tenant by Landlord in amounts based on that detailed in Exhibit “B,” within 30 days after Tenant’s receipt of a written invoice therefor (a “Sound Stage Rent Invoice”), all without offset, deduction or abatement, except for abatement expressly provided for elsewhere in this Lease. Rent shall be payable in lawful money of the United States to Landlord at the address stated in this Lease or to any other address that Landlord may designate from time to time. Tenant may, within thirty (30) business days after its receipt of any Sound Stage Rent Invoice, deliver written notice to Landlord that Tenant disputes in good-faith all or any portion of the invoiced amount set forth in such Sound Stage Rent Invoice. Provided that Tenant’s notice includes full payment of the Sound Stage Rent Invoice, the parties shall reasonably cooperate with each other in good faith to resolve such dispute; provided, that if the parties have not reached a mutually satisfactory resolution within 60 days after delivery of Tenant’s notice, then such dispute shall be determined by the audit and arbitration procedure set forth in Part II, Section 5.9 below.
4.2 Proration. Tenant’s obligation to pay Base Rent for any period of less than a full calendar month shall be prorated based upon the number of days of the Lease Term falling within such calendar month divided by the actual number of days in the applicable month.
4.3 Application of Payments. All payments received by Landlord from Tenant shall be applied first to the oldest payment obligation owed by Tenant to Landlord. No designation by Tenant, either in a separate writing or on a check or money order shall modify this clause or have any force or effect.
ARTICLE 5
ADDITIONAL RENT
5.1 Additional Rent: Rent. In addition to paying the Base Rent specified in Part II, Article 4, Tenant shall pay as “Additional Rent”, (a) in connection with the Corporate Office Space only, Tenant’s Share (as hereinafter defined) of the annual Operating Expenses (as hereinafter defined) as to the Corporate Office Building that are in excess of the amount of Operating Expenses incurred during the Base Year (as hereinafter defined) for the Corporate Office Building; provided, however, that in no event shall Tenant’s Share of Operating Expenses payable for any “Expense Year” (as defined below) increase by more than four percent (4%) of the amount paid by Tenant in respect of the previous Expense Year, and (b) in connection with the Production Office Space and Stages, the cost of the “Additional Services” (as hereinafter defined) used or consumed by Tenant. Without limitation on other obligations of Tenant that survive the expiration of the Lease Term, Tenant’s obligations to pay the Additional Rent provided for in this Lease shall survive the expiration of the Lease Term.

5.2 Corporate Office Space – Payment of Operating Expenses. As used in this Lease, “Base Year” shall mean calendar year 2009 (except that if the Commencement Date occurs after June 30, 2009, the Base Year shall mean calendar year 2010). “Operating Expenses” means all reasonable expenses, costs, and amounts of every kind that Landlord pays or incurs (and thereafter pays) during any “Expense Year” (as hereinafter defined) because of or in connection with the operation, management, maintenance or repair, replacement or restoration or protection of the Corporate Office Building (but not any other Building) and Common Areas, except as excluded in Part III, Section 5.2(b).
(a) Examples of Operating Expenses. The definition of “Operating Expenses” includes, without limitation, any reasonable amounts paid or incurred (and thereafter paid) by Landlord for the following:
(i) cleaning, maintenance, repair and restoration of all Common Areas; maintenance of all landscaping in the Common Areas, including the installation and maintenance of irrigation systems, the planting and maintenance of shrubs, trees, flowering plants, and ground cover; cleaning, striping, resurfacing and signing of parking; maintenance, repair, cleaning, resurfacing, or painting, as appropriate, of the Corporate Office Building’s roof and exterior walls; installation, repair, and maintenance of all light fixtures and signs located in the Common Areas; the cost of operating, managing, maintaining, and repairing operating and building systems, including, but not limited to, the following systems: heating, air conditioning and ventilation, mechanical, electrical, plumbing, sanitary sewer, storm drainage, fire sprinkler, escalator and elevator; the cost of service contracts for any of the foregoing or any other systems; maintenance and repair of structural components and finish work; the cost of supplies and tools and of equipment, maintenance, and service contracts solely in connection with the foregoing and rentals paid or incurred by Landlord with respect to machinery, equipment, tools, materials, facilities or systems solely for the management, maintenance or operation of the Project;
(ii) establishment and maintenance of directories of tenants and other signage in the Project;
(ii) provision of utilities to the Common Areas, including but not limited to, gas, electricity, garbage and trash removal, and water for irrigation;
(iii) premiums paid to maintain the casualty and liability insurance carried by Landlord covering the Project or its income therefrom or any risk related thereto; the amount of any commercially reasonable deductible paid by Landlord in connection with an insured loss resulting from damage to the Project; and the amount of any uninsured loss resulting from damage to the Project;
(iv) wages, salaries, and other compensation and benefits of all persons engaged in the operation, maintenance, or security of the Project, plus the employer’s share of Social Security taxes, unemployment taxes, Worker’s Compensation and other insurance, and any other taxes imposed on Landlord that may be levied on those wages, salaries, and other compensation and benefits. If any of Landlord’s employees provide services for more than one of Landlord’s properties, only the compensation, benefits and taxes reflecting the percentage of their working time devoted to the Project shall be included in Operating Expenses;

(v) legal, accounting and other consultant’s fees and expenses;
(vi) compliance with all Laws, including, but not limited to, Laws pertaining to energy or natural resource conservation or environmental protection, and all charges, taxes, surcharges, assessments or penalties imposed by any government agency or public utility as a means of conserving or controlling the consumption of water, gas, electricity, energy, natural resources, or other products or services; the cost of licenses, certificates, permits, and inspections; and all costs, including attorney’s fees and expenses, of contesting the validity or applicability of any Laws if a successful contest would reduce Operating Expenses;
(viii) management fees or other amounts payable, whether for services rendered or goods provided by Landlord, an Affiliate of Landlord, Landlord’s employees, or a property manager hired by Landlord; or if Landlord acts as managing agent, a sum in lieu thereof, which fees or other amounts do not exceed the then-prevailing rates for management fees or other applicable charges for motion picture studio operations in the Los Angeles area;
(ix) amortization (including interest on the unamortized cost at a rate equal to the commercial bank rate announced by Bank of America as its so-called reference or prime rate from time to time) of the cost of acquiring personal property used in the maintenance, repair, management and operation of the Project;
(x) costs of capital improvements and replacements made after completion of the initial construction of any phase of the Project that (A) are intended as a labor-saving device or to effect other economies in the maintenance or operation of all or part of the Project, or (B) are required under any governmental law or regulation but that were not required in connection with the Project when permits for the construction were obtained or as of the date of this Lease; all permitted capital expenditures shall be amortized (including interest on the unamortized cost at a rate equal to the commercial loan rate announced by Bank of America as it so-called reference or prime rate from time to time) over the useful life of-such improvements as reasonably determined by Landlord;
(xi) a reserve each Expense Year of $0.54 multiplied by the Rentable Square Feet of the Corporate Office Space, such amount to be increased effective January 1 each year, commencing January 1, 2010, in proportion to the increase, if any, in the Consumer Price index for All Items, All Urban Consumers for the Los Angeles-Riverside-Orange County Area (1982-84=100) (“CP1”) published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”) for January of the prior year (“Comparison Month”) over the Index for January of 2009 (the “Base Month”). Even if the Index for the Comparison Month is less than the Index for the Base Month, such amount shall not be reduced below $0.54 multiplied by the Rentable Square Feet of the Corporate Office Space. Should the Bureau of Labor Statistics discontinue the publication of the Index, or publish it less frequently, or alter it in some other material manner, Landlord shall adopt a substitute index, subject to Tenant’s approval, such approval not to be unreasonably withheld. Landlord may recover from such reserve the costs of capital improvements and replacements to the Project not covered by Part III, Section 5.2(a)(x), including, but not limited to, HVAC, roofs, elevators and paving, and the cost of insurance policies and maintenance contracts covering such capital improvements and replacements. If and to the extent such reserve is insufficient for such costs, Landlord may recover the unrecouped portion from such reserve thereafter established;

(xii) Property Taxes; and
(xiii) all additional costs and expenses incurred by Landlord in connection with the ownership, operation, management, maintenance or repair, replacement or restoration or protection of the Project that would be considered a current expense according to generally accepted accounting principles.
(b) Exclusions From Operating Expenses. Notwithstanding anything to the contrary in Part III, Section 5.2(a), Operating Expenses shall not include the following expenses:
(i) estate, inheritance, transfer, gift, or franchise taxes of Landlord or the Federal or state net income tax imposed on Landlord’s income from all sources;
(ii) costs associated with the operation of the business of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project, including, without limitation, Landlord’s general corporate overhead, accounting and legal expenses, costs of defending any proceedings, lawsuits or arbitration with any mortgagee (except as the actions of Tenant may be at issue), and costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project;
(iii) costs of the initial construction of the Leased Premises and other phases of the Project and initial improvements or alterations to tenant spaces;
(iv) costs, including, without limitation, permit, license and inspection costs, incurred with respect to the installation of tenant or other occupants’ improvements in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space intended for the exclusive use of specific tenants or other occupants of the Project;
(v) costs of any items for which Landlord receives reimbursement from insurance proceeds, any tenant or any third person. Insurance proceeds shall offset items that would otherwise constitute Operating Expenses in the year in which the proceeds are received. Any commercially reasonable deductible amount under any insurance policy shall be included in Operating Expenses when paid;
(vi) costs arising from Landlord’s failure to make payments when due and tax penalties incurred as a result of Landlord’s inability or unwillingness to make payments or to file any tax or information returns when due;
(vii) any other duplicative charge, payment of which is provided elsewhere in this Lease;
(viii) the cost of repair to the Property, or any part thereof, to the extent the cost of the repairs is reimbursed by insurance or condemnation proceeds, covered by warranty or otherwise reimbursed by third parties other than as a part of Operating Expenses;
(ix) marketing costs, including leasing commissions, in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with the lease, sublease and/or assignment negotiations and transactions with present or prospective tenants of the Project or their successors;

(x) the cost of improving or renovating space for tenants (including Tenant) or space vacated by any tenant (including Tenant), including without limitation, architects’, engineers’ and space planners’ fees and expenses;
(xi) the costs of utilities charged to individual tenants (including Tenant) and payroll, material and contract costs of other services paid by tenants (including Tenant);
(xii) the depreciation of the Property, or any part thereof;
(xiii) interest, points and fees on debt or amortization payments, and late payment penalties and interest on any Property mortgages or deeds of trust and ground lease payments, and other costs of financing or refinancing the Property, or any part thereof;
(xiv) legal, accounting, consulting and other related expenses associated with the enforcement of leases or the defense of Landlord’s title to the Property of any portion thereof;
(xv) advertising costs incurred directly for leasing individual space in the Property;
(xvi) Landlord’s general overhead and general administrative expenses not related to the operation of the Property including costs of preparing partnership or other tax returns, or financial statements not related to the operation of the Property, and all compensation to executives, officers or partners of Landlord or to any other person at or above the level of building manager, other than the manager of the Project or any portion thereof and any other persons providing on-site services to the Project (regardless of job title or level);
(xvii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord and other costs directly related to the installation, operation and maintenance thereof, except for parking garages and parking areas, the compensation and costs of which will be included in Operating Expenses;
(xviii) all items and services for which Tenant or any other tenant in the Building or Property reimburses Landlord other than through Operating Expenses or similar pass-through expenses (or is so obligated to reimburse Landlord) and all items and services supplied selectively to any tenant without reimbursement, provided that, any item or service supplied selectively to Tenant shall be paid for by Tenant;
(xix) governmental fines or penalties assessed as a result of Landlord’s failure to make payments in a timely manner or to comply with applicable laws, unless such failure is commercially reasonable under the circumstances;
(xx) costs which are to be capitalized and not expensed in accordance with generally accepted accounting principles, except as otherwise permitted under Part III;
(xxi) liability which (A) is covered by insurance or (B) would have been covered by insurance required to be carried by Landlord under this Lease but which was not obtained as a result of Landlord’s intentional acts or omissions or negligence (but not as a result of commercial impracticability of obtaining such insurance);

(xxii) expenses resulting directly from the willful misconduct or gross negligence of Landlord;
(xxiii) costs of repairs or modifications to the Building or Property due to Landlord’s (or Landlord’s predecessor’s) failure, if any, to construct the Building in full compliance with all governmental regulations, ordinances and laws effective at the time of construction;
(xxiv) costs of complying with laws, codes, regulations or ordinances relating to Hazardous Materials which are incurred (1) as a result of Landlord’s negligence or intentional acts in the course of construction of the Property, including the selection and use of building materials which Landlord should have known were Hazardous Materials at the time of their installation, or (2) as a result of the presence of Hazardous Materials in the soil or groundwater under the Property on or before the date of execution of this Lease;
(xxv) any bad debt loss, rent loss or reserves for bad debts or rent loss;
(xxvi) except to the extent specifically provided otherwise in the Lease, and except as to the management fees payable to Landlord or its subsidiary or Affiliate, the overhead and profit increments paid to Landlord, or to any subsidiary or Affiliate of Landlord for goods and/or services in the Property, to the extent such overhead and profit increments exceed the costs of comparable, first-class, high quality goods and/or services, delivered or rendered by unaffiliated third parties of comparable reputation, stature, experience and quality to Landlord, on a competitive basis;
(xxvii) costs incurred due to Landlord’s breach of a law or ordinance;
(xxviii) charitable or political contributions and membership fees or other payments to trade organizations;
(xxix) rent and similar charges for Landlord’s on-site management office and/or leasing office or any other offices of Landlord or its affiliates; however only to the extent such rent is attributable to a portion of such office(s) in excess of 2,500 Rentable Square Feet (in the aggregate), it being acknowledged that Landlord may include such rent and similar charges to the extent they relate to any such office (or portion thereof) which is less than 2,500 Rentable Square Feet);
(xxx) costs of Tenant Improvements which are to be borne by Landlord pursuant to attached Exhibit “C”; and
(xxxi) any costs expressly excluded from Operating Expenses elsewhere in this Lease.
5.3 Tenant’s Share. “Tenant’s Share” is equal to: (a) in connection with Operating Expenses that are incurred by Landlord and solely relate to the Corporate Office Building, the number of Rentable Square Feet of the Corporate Office Space divided by the total Rentable Square Feet in the Corporate Office Building, and (b) in connection with Operating Expenses that are incurred by Landlord and relate to the entire Project, the number of Rentable Square Feet of the Corporate Office Space divided by the total Rentable Square Feet in all of the buildings located at the Project. If either the Corporate Office Space or the Corporate Office Building or Project, as applicable, is expanded or reduced, Tenant’s Share shall be appropriately adjusted. Tenant’s Share for the Expense Year in which that change occurs shall be determined on the basis of the number of days during the Expense Year in which each such Tenant’s Share was in effect. For purposes of calculating Tenant’s Share, “Rentable Square Feet” shall be calculated by Landlord under the applicable standard adopted by the Building Owners and Managers Association (BOMA) for similar projects.

5.4 Adjustment of Operating Expenses. Operating Expenses shall be adjusted as follows:
A. Gross Up Adjustment When a Project Is Less Than Fully Occupied. If the occupancy of the total Rentable Square Footage of the Corporate Office Building or Project, as applicable, during any part of any Expense Year (including the Base Year) is less than 95%, Landlord shall make an appropriate adjustment to the variable components of the Operating Expenses for that Expense Year, as reasonably estimated by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had such buildings been 95% occupied. This amount shall be considered to have been the amount of Operating Expenses for that Expense Year. For purposes of this Paragraph 5.4A, “variable components” include only those component expenses that are affected by variations in occupancy levels, such as water usage.
B. Additional Costs. If in any Lease Year after the Base Year, a new Operating Expense category, sub-category or item is included in Operating Expenses which was not included in the Operating Expenses for the Base Year, then the cost of such new category, sub-category or item (in the amount incurred in the first full Expense Year in which the subject category, sub-category or item is incurred by Landlord) shall be added to the Operating Expenses for the Base Year for purposes of determining the amounts payable by Tenant under this Article 5 for each subsequent Expense Year in which the subject category, sub-category or item is incurred, and during each such subsequent Expense Year, such amount shall continue to be included in the computation of the Operating Expenses for the Base Year, resulting in the Operating Expenses for each subsequent Expense Year including (as to such category, sub-category or item of Operating Expense) only the increase in the cost of such new Operating Expense category, sub-category or item over the Base Year, as so adjusted. However, if in any Expense Year thereafter, such new category, sub-category or item is not included in Operating Expenses, then no such addition shall be made to the Operating Expenses for the Base Year.
In addition to the foregoing, if due to a change in the types of Operating Expenses being incurred by Landlord (such as, for example, the commencement or cessation of security services—but not a mere change in how a particular cost is handled—such as going from an in-house to an outside landscaping service), the Operating Expenses for the Base Year need to be adjusted to eliminate the effect of such change, Landlord may reasonably adjust the Operating Expenses for the Base Year and notify Tenant of such change in writing.
5.5 Property Taxes. As used in this Lease, the term “Property Taxes” shall mean any and all taxes, assessments, levies, and other charges, general and special (including all installments of principal and interest required to pay any existing general or special assessments, and any increases resulting from reassessments made in connection with a change in ownership, new construction, or any other cause), imposed by any governmental or quasi-governmental authority or special district having the power to tax or levy assessments, which are levied or assessed against or with respect to the value of Landlord’s interest in the Corporate Office Building, the fixtures, equipment, and other property of Landlord, real or personal, that are an integral part of and located on the real property on which the Corporate Office Building is located, subject to Section 5.2(b)(i).

5.6 Taxes and Other Charges for Which Tenant Is Directly Responsible. Notwithstanding Part III, Section 5.4, Tenant shall reimburse Landlord as Rent promptly on demand for any all taxes, levies, fines and other charges required to be paid and paid by Landlord that are:
(a) Measured by or reasonably attributable to:
(i) The cost or value of Tenant’s equipment, furniture, fixtures, and other personal property located in the Corporate Office Space; or
(ii) The cost or value of any leasehold improvements made in or to the Corporate Office Space by or for Tenant subsequent to Landlord’s initial build-out of the Leased Premises pursuant to the Work Letter (to the extent that the cost or value of those leasehold improvements exceeds the cost or value of the Improvements within the Corporate Office Space as of the date of this Lease, as reasonably determined by Landlord, regardless of whether title to those improvements is vested in Tenant or Landlord);
(b) Assessed on or related to the possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of:
(i) The Corporate Office Space;
(ii) Any portion of the Project in connection with the Corporate Office Space;
(iii) The parking areas used by Tenant in connection with the Corporate Office Space; or
(iv) Assessed either on this transaction or on any document to which Tenant is a party that creates or transfers an interest or an estate in the Corporate Office Space.
5.7 Calculation and Payment of Additional Rent. Tenant shall pay Tenant’s Share of the actual Operating Expenses incurred or paid by Landlord (to the extent the same exceeds the Operating Expenses incurred by Landlord in the Base Year) within 30 days after receipt by Tenant of a reasonably detailed billing from Landlord, provided that Landlord shall not bill Tenant more frequently than once a month. Landlord may, at Landlord’s option, reasonably estimate the amount by which Tenant’s Share of Operating Expenses is estimated to exceed the Operating Expense incurred by Landlord for the Base Year on a monthly, quarterly or annual basis, which amount shall be payable monthly on the same day as the Base Rent is due. If Landlord chooses to collect Tenant’s Share of the Operating Expenses (to the extent the same exceeds the Operating Expenses incurred by Landlord in the Base Year) based upon Landlord’s estimate, Landlord shall use commercially reasonable efforts to deliver to Tenant, within 120 days after the end of each calendar year, a reasonably detailed statement showing Tenant’s Share of the actual Operating Expenses incurred or paid during the preceding calendar year in excess of the Operating Expenses incurred by

Landlord in the Base Year (“Statement”). If that Statement reflects that Tenant’s payments during the preceding calendar year exceed Tenant’s Share as indicated on the Statement, Landlord shall credit the amount of the excess against the Base Rent next falling due. If the excess occurs in the last year of the Lease Term, Landlord shall refund the excess after applying it to any other amounts then due by Tenant to Landlord within 30 days after delivery by Landlord to Tenant of the Statement. If the Statement reflects that Tenant’s payments during the preceding calendar year were less than Tenant’s Share as indicated on the Statement, Tenant shall pay to Landlord the amount of the deficiency within 10 days after delivery by Landlord to Tenant of the Statement. Tenant shall have until 180 days after presentation of any Statement of actual Operating Expenses from Landlord within which to object in writing to the accuracy thereof; after expiration of said 180-day period, such Statement shall be conclusive and binding upon Tenant. Tenant’s objection shall describe in detail how the Operating Expenses have been overstated.
5.8 Audit Rights. Landlord shall keep at the Project or at Landlord’s principal executive offices accurate and complete books and records that show all Operating Expenses and that include, without limitation, invoices, receipts, canceled checks and like matters. Such books and records shall be retained by Landlord for at least two years after the expiration of the Term. If Tenant objects to any Statement of Operating Expenses as provided in Part III, Section 5.7, and provided that Tenant timely pays the full amount of the Tenant’s Share of Operating Expenses set forth on such Statement, including all disputed amounts, Tenant shall have the right, within 180 days following delivery to Tenant of the Statement of Operating Expenses to which Tenant has objected, upon reasonable written notice to Landlord, to audit or to cause to be audited such books and records with respect to the period covered by the Statement of Operating Expenses to which objection has been made, which audit right shall include the right to inspect all receipts and other documents relating to Operating Expenses for such period. In the event that Tenant does not timely pay any amount of Tenant’s Share of Operating Expenses in excess of the Operating Expenses incurred by Landlord for the Base Year, Tenant shall have no right to audit the Statement of Operating Expenses. If Landlord estimates the amount of Tenant’s Share of Operating Expenses in excess of the Operating Expenses incurred by Landlord for the Base Year on a monthly or quarterly basis, in no event shall such increase from one month to the next, or one quarter to the next, increase by more than an annualized amount equal to 4% per annum.
5.9 Audit Procedure. If Tenant’s audit rights are timely exercised in accordance with Section 5.8, Tenant and its authorized agents may examine and inspect the books and records of Landlord concerning the Operating Expenses in question, at Tenant’s sole cost and expense, during normal business hours and with no less than five days’ prior written notice to Landlord. If Tenant chooses to proceed to an audit after such examination and inspection, in accordance with Section 5.8 and this Section 5.9, Tenant shall submit to Landlord the names of two independent, reputable, certified public accounting firms. Such firms shall be nationally or regionally recognized certified public accounting firms. Neither of such firms shall be compensated on a contingent fee or commission basis. Within 30 days after the date of said submission, Landlord shall select one of the two firms (the “Auditor”) to perform the audit and shall identify the Auditor by written notice to Tenant. Within 30 days after Landlord’s notice to Tenant of Landlord’s choice of firm, Landlord and Tenant each may submit to the Auditor its position regarding the items set forth in Tenant’s written objection. The Auditor shall deliver copies of the results of the audit simultaneously to Landlord and Tenant. If the audit shows an overstatement or understatement of any Operating Expenses, the owing party shall pay the applicable amount to the other party hereto within 10 days after receipt of the audit report. Costs of the audit shall be paid by Tenant unless the final determination concludes that Landlord overstated the Operating Expenses for any year by more than 5% of the Operating Expenses, in which case Landlord shall pay such costs. Tenant and Tenant’s agents shall keep any information gained from any examination or inspection of Landlord’s books and records and any audit confidential, other than in litigation or arbitration between the parties. Except in connection with an increase in Landlord’s estimate of the amount of Tenant’s Share of Operating Expenses in excess of Operating Expenses incurred for the Base Year as set forth in Section 5.7 above, there shall be no more than one such examination and inspection by Tenant and one such audit of Operating Expenses during any 12-month period.
5.10 Production Office Space – Payment of Additional Services. Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, such sums as may be due to Landlord for the “Additional Services”, as generally described in this Section 5.10 below, requested and used by Tenant and provided by Landlord in the month previous to the one in which the invoice is delivered to Tenant. Notwithstanding anything in this Lease to the contrary, any delay or failure of Landlord to provide notice of the additional cost due, or in billing therefor, shall not constitute a waiver of, or in any way impair, the obligation of Tenant to pay such additional cost within thirty (30) days after Tenant’s receipt of an invoice therefor. Tenant’s failure to pay such additional charges shall, without impairment to any other of Landlord’s rights and remedies at law or otherwise, entitle Landlord to immediately suspend or terminate the Additional Services for which payment has not been made in whole when due, and shall be subject to the same penalties, charges, and remedies as a failure to pay other contractual obligations.
(a) Data Services. Tenant reserves the right to use Tenant’s preferred internet provider to supply data and internet services to Tenant at any of the space occupied by Tenant. Subject to Section 9.4, internet and other data services for the Production Office Space and Sound Stages may be provided through Landlord or any other entity selected by Landlord to provide such services (the “DSP”) and not by a public utility. Landlord shall bill Tenant at the standard charges and rates established by Landlord for all tenants having similar usage and requirements. These data charges and rates shall be established at the time such service is ordered and shall apply in all months in which Tenant utilizes such service, subject to any price adjustments applicable to all users that Landlord in its sole discretion may find it necessary to make. Notwithstanding anything herein to the contrary, data charges and rates and other internet service terms and conditions as well as any Custom Data Service and provisioning of network or other computer equipment is subject to Exhibit “E” attached hereto and made a part hereof (the “Networking & Internet Services Agreement”).
(b) Copiers. Copy machines are provided solely by Landlord and shall be billed at the standard charges and rates established by Landlord for all tenants having similar copier usage and requirements. Copier charges and rates shall be established at the time such service is ordered initially and shall apply in all months in which Tenant utilizes such service, subject to any price adjustments applicable to all users that Landlord in Landlord’s sole discretion may find it necessary to make.

(c) Other Services. Use of Landlord’s equipment, provisions of maintenance services other than as expressly set forth in this Lease, provision of repair services, and use of conference rooms, as well as any other items and/or services not expressly provided for in this Lease, shall be upon such terms and conditions as may be agreed to in writing between Landlord and Tenant.
(d) Interruption of Service. Except as otherwise provided herein, Landlord shall not be liable and Rent shall not abate for interruptions to, without limitation, the telephone, plumbing, heating, ventilation, air conditioning, elevator, electrical or other mechanical systems or cleaning services, by reason of accident, emergency, repairs, alterations, improvements or shortages or lack of availability of materials or services. At any time during the term of this Lease, any utilities or services may be conserved by Landlord without abatement of rent or other expenses if undertaken by Landlord as required by any governmental agency or in a reasonable effort to reduce energy or other resource consumption, provided that no such efforts to reduce energy or other resource consumption shall reduce Tenant’s rights under this Lease nor hinder or adversely affect Tenant’s ability to use of the Leased Premises for its stated purposes. Notwithstanding anything to the contrary set forth herein, in the event that Tenant is prevented from using, and does not use, the Leased Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, applicable to the Leased Premises and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Leased Premises or the parking facilities servicing the Leased Premises; or (ii) any wrongful failure to provide services, utilities or ingress to and egress from the Leased Premises as required by this Lease (any such set of circumstances as set forth in items (i) through (ii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord Notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice, or occurs for ten (10) non-consecutive business days in a twelve (12) month period (provided Landlord is sent a notice as required pursuant to this Lease of each such Abatement Event) (in either of such events, the “Eligibility Period”), then the Base Rent and all Additional Rent (other than (a) Additional Rent due in connection with Sound Stage services provided pursuant to Section 9.3, below, or (b) charges for Additional Services which Tenant elects to incur after the Eligibility Period) and Tenant’s obligation to pay for parking (to the extent not actually utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Leased Premises, or any portion thereof.
(e) Network Infrastructure. Tenant may require the use of Landlord’s facilities in locations within Landlord-occupied buildings as reasonably approved by Landlord to support Tenant’s network infrastructure as described in this subsection. In order to support Tenant’s requirements, Tenant may ask Landlord to provide dedicated rack, power, and cabling from and to Tenant-occupied locations to the main switch room within Landlord occupied and approved locations at Tenant’s cost. If required, Landlord will provide space up to 7 square feet and two dedicated 110v 20 amp circuits at no additional charge to Tenant in a Landlord approved location. Landlord will provide Tenant requested fiber connections between Tenant-occupied locations to other Tenant-occupied locations or to Landlord’s occupied location, the cost of which will be borne by Tenant.

5.11 No Requirement. The inclusion of any services, facilities, or improvements in Part III, Section 5.2(a) or elsewhere in this Lease shall not be deemed to impose an obligation on Landlord to provide those services, facilities, or improvements unless otherwise required by this Lease.
ARTICLE 6
SECURITY DEPOSIT
On delivery to Landlord of a copy of this Lease executed by Tenant, Tenant shall deposit with Landlord the amount set forth in Part I, Section 14 as security for the timely performance by Tenant of its obligations under this Lease prior to the delivery of the Leased Premises to Tenant in the condition required hereunder. The Security Deposit shall be deemed to be an advance payment of Base Rent under this Lease, and shall be applied by Landlord toward the first installment of Base Rent due under this Lease.
ARTICLE 7
COMMON AREAS
7.1 Definition of Common Areas. As used in this Lease, the term “Common Areas” shall mean all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant, Landlord, or any other tenant of the Project, including but not limited to hallways, elevators, building systems, lobbies, parking areas, maintenance facilities, millshops (except the Mill Space), storage facilities, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, patios, gates, guardhouses, driveways, landscaped areas, recreation areas, green belts, and the exteriors of all buildings within the Project, including, but not limited to, the Building.
7.2 Control of Common Areas. Landlord shall have exclusive control over the Common Areas, provided that Tenant and Tenant’s employees, agents, suppliers, shippers, customers, and invitees shall have the nonexclusive right to use the Common Areas during the Lease Term, subject to the rights reserved by Landlord under this Lease and further subject to all Rules and Regulations governing the use of the Common Areas from time to time issued by Landlord, to the extent such Rules and Regulations do not conflict with any of the terms set forth in this Lease.
7.3 Landlord’s Rights. Subject to reasonable prior notice, Landlord shall have the right without it constituting an actual or constructive eviction of Tenant, and without any abatement of Rent under this Lease, to:
(a) close any part of the Common Areas to the extent necessary in Landlord’s reasonable opinion to prevent the accrual of any prescriptive rights;
(b) close temporarily any part of the Common Areas or any other portion of the Project to repair and maintain them or for any other reasonable purpose;
(c) close permanently any part of the Common Areas to construct improvements thereon in connection with future development of the Project;

(d) change the nature of the Common Areas, including without limitation changes in the location, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, and walkways;
(e) eliminate from or add to the Project any land or improvement;
(f) designate additional property outside the boundaries of the Project to be a part of the Common Areas;
(g) establish a charge or schedule of charges, or allow a concessionaire or other supplier of materials or services to establish a charge or schedule of charges, for use of any Common Areas other than the Tenant parking areas described in Part III, Article 8 and the roadways, sidewalks, walkways, parkways, patios, gates, driveways and other areas providing ingress to and egress from the Leased Premises and the Project; and
(h) perform any other acts and make other changes or alterations in the Common Areas and the Project as Landlord reasonably may deem appropriate;
provided, however, that the exercise by Landlord of the rights set forth in this Section 7.3 (a)-(h) does not unreasonably interfere with Tenant’s quiet enjoyment and use of the Leased Premises or Tenant’s ingress to and egress from the Leased Premises.
ARTICLE 8
TENANT PARKING
Tenant shall be entitled to use: (a) for the Sound Stages and Production Office Space, 250 spaces per production being filmed within the Leased Premises from time to time, at no charge or Rent therefor, and, (b) 50 spaces for the Corporate Office Space, at the monthly rate as set forth in Exhibit “B” (collectively, “Tenant’s Parking Allotment”), all on those portions of the Common Areas designated for parking. Subject to availability and the anticipated parking needs for the balance of the Project, Tenant shall have the right to use such additional parking spaces at the Project in addition to Tenant’s Parking Allotment as may be requested by Tenant from time to time at Landlord’s then-current rate schedule. Loading and unloading of vehicles shall be permitted on designated loading docks or loading areas only. Any vehicle violating any provision of this Section 8.1 shall be subject to towing, and such towing shall be at Tenant’s expense with respect to all vehicles owned or operated by Tenant, Tenant’s employees and agents, or over which Tenant otherwise exercises control. Subject to the applicable requirements of any Laws (including without limitation, Tenant’s obtaining, at its expense, any required governmental approvals and/or permits) and to the other provisions of this Lease, Tenant may use any of the parking spaces, loading docks or loading areas designated for Tenant’s use for the parking of trailers, mobile dressing facilities, production trucks, equipment vehicles and other production support vehicles without additional charge or Rent beyond that set forth in this Lease. Tenant may not in any event park vehicles within any Sound Stages.
Landlord specifically reserves the right to change permanently the location, size, configuration, design, layout, and all other aspects of the parking areas, provided that Landlord provides the same number of alternative parking spaces in a location within the Project reasonably convenient to the Leased Premises. Landlord may close off or restrict access to the parking areas from time to time on a temporary basis to facilitate construction, alteration, or improvements, without incurring any liability to Tenant and without any abatement of Rent under this Lease, provided that Landlord provides the same number of alternative parking spaces for Tenant’s use within the Project on a basis that is no less favorable to Tenant than to other tenants.

ARTICLE 9
UTILITIES AND OTHER SERVICES
9.1 Utilities. Landlord shall furnish, at Landlord’s sole cost and expense, to the Corporate Office Space and the Production Office Space during “normal business hours” (as defined below), such amounts of air conditioning, heating and ventilation as may be reasonably necessary for the comfortable use and occupation of the Leased Premises. If Tenant requires air conditioning, heating and ventilation after normal business hours, Landlord shall provide the same and Tenant shall reimburse Landlord for the actual cost thereof charged to Landlord by the public utility plus an agreed-upon service fee as set forth in Exhibit “B.” In addition, Landlord shall replace, at Landlord’s sole cost and expense, fluorescent tubes and ballasts in the Landlord’s building standard overhead fluorescent fixtures as required. Tenant shall pay for replacement of all other tubes, ballasts and bulbs as required. Landlord shall provide utility service, including water, gas, and electricity, required by Tenant for the Sound Stages, and the Tenant shall be charged for the same in accordance with the applicable rates specified in Exhibit “B” attached hereto. For purposes hereof, “normal business hours” shall mean Monday through Friday, 7:00 am through 9:00 p.m., and Saturdays, 9:00 a.m. through 3:00 p.m., excluding local, state and federal holidays.
9.2 Other Services. Landlord shall at all times furnish, at Landlord’s sole cost and expense, the Corporate Office Space and the Production Office Space with elevator service and reasonable amounts of electricity for normal lighting and office machines and shall furnish water for lavatory and drinking purposes. Landlord shall provide, at Landlord’s sole cost and expense, ordinary and customary, basic janitorial service to the Corporate Office Space and the Production Office Space, which shall consist essentially of a nightly clean-up five (5) days per week (excluding holidays) and window washing as reasonably required but not less than two (2) times per year. Landlord shall not be required to provide janitorial services to above-Project-standard improvements installed in the Leased Premises including but not limited to metallic trim, wood floor covering, glass panels, interior windows, kitchen/dining areas, executive washrooms, or shower facilities. Any janitorial services required by Tenant and provided by Landlord in excess of such ordinary and customary, basic janitorial services shall be separately paid for by Tenant, as Additional Rent, within ten days of written demand, at the rates set forth in Exhibit “B.”
9.3 Sound Stage Services. Tenant shall have the right from time to time in connection with Tenant’s production activities within the Leased Premises to request that Landlord provide Tenant with the stages, lot services, equipment and facilities detailed on Exhibit “B.” Landlord shall provide the stages, lot services, equipment and facilities detailed on Exhibit “B” to Tenant at the rates set forth in Exhibit “B”, provided that Tenant shall be entitled to a 25% discount from those rates set forth on Exhibit “B” on all rentals for electrical and grip equipment, generators, and theatrical equipment, all in a manner consistent with similar services and equipment provided at comparable full service, first class studio facilities. If at any time during the Lease Term hereof Tenant shall require any additional stages, lot services, equipment and facilities in addition to those detailed on Exhibit “B”, Landlord agrees to furnish the same, subject to the availability thereof, but Tenant shall have no right to use any additional equipment, lot services or facilities without the payment of additional fees and/or charges therefor. All stages, lot services, equipment and facilities not expressly referred to in Exhibit “B” will be charged in accordance with the Landlord’s then current rate schedule. Except for charges at Landlord’s then-current rate schedule and such other business terms agreed to by Landlord and Tenant, all other non-economic terms and conditions of this Lease shall apply to any additional stages, equipment, lot services and facilities furnished by Landlord at Tenant’s request; provided, that neither the Option Terms nor any of Tenant’s Base Rent abatement rights pursuant to Part I, Section 2(c) shall apply to such additional stages unless otherwise specifically agreed to in writing by Landlord.

9.4 Telephone Services. All telephone lines shall be installed and routed through the Landlord’s privately owned system at Landlord’s expense, and not by a public utility. Telephone lines provided to Tenant are unrestricted, and Tenant shall pay for all calls placed on any such lines until disconnected at Tenant’s request, provided Tenant shall be charged at the standard charges and rates established by Landlord and as set forth on Exhibit “B” attached hereto and made a part hereof. Tenant understands that Landlord’s telephones and telephone equipment are privately owned and subject to disconnection, after the expiration of applicable notice and cure periods, upon abuse or Tenant’s failure to pay incurred charges when due. Notwithstanding the foregoing, at Tenant’s sole discretion, Tenant may elect to use a VoIP phone solution/configuration within all or a portion of the Corporate Office Space in lieu of the Landlord’s telephone system. In doing so, Tenant will utilize Tenant’s preferred internet service provider (ISP) to transport call/voice communications to and from the Corporate Office Space only. Landlord will not apply a fee to any of the Tenant’s Corporate Office Space telephone usage should Tenant decide to use a VoIP phone solution.
9.5 Remedies for Failure to Provide Services. Landlord shall provide the production related services and equipment contemplated in Section 9.3 above in a manner consistent with similar services and equipment provided at comparable full service, first class studio facilities. In the event that Landlord fails to timely provide such services or equipment to Tenant when and as required by Tenant in order to support Tenant’s production activities being conducted within the Leased Premises, Tenant shall have the right to obtain such services or equipment from parties other than Landlord until such time as Landlord has provided such required service or equipment, and Tenant shall have the right to offset any commercially reasonably amounts incurred by Tenant given the circumstances at the time in procuring such replacement services or equipment which are in excess of the amount Tenant would have paid under this Lease for such service or equipment against Base Rent next due under this Lease (it being understood, for example, that if Tenant was required to rent any particular replacement equipment for a minimum 1-week period, but Landlord was able to deliver such required equipment within less than such 1-week minimum, Tenant shall nevertheless be entitled to recover the excess amount incurred for the entire 1-week period). In addition, from time to time during the Lease Term, if Tenant is forced to replace any particular service or equipment listed on the Schedules attached to Exhibit “B” (it being agreed that “lighting and grip services” shall be deemed a single service for the purposes of this Section 9.5) six (6) times in any twelve (12) month period during the Lease Term, then Tenant shall not be obligated to exclusively use Landlord for such particular service or equipment for the four (4) month period immediately following the sixth (6th) such failure; provided, however, that such 4-month period shall be extended in order to allow Tenant to complete any particular production(s) using such replacement services or equipment and which are on-going within the Leased Premises as of the expiration of such 4-month period. Notwithstanding anything in this Section 9.5 to the contrary, the parties acknowledge that if pursuant to Section 9.3 above, Tenant requests that Landlord provide any additional stages in addition to the Sound Stages comprising the Leased Premises and Landlord is unable to provide such additional stages, then Tenant shall not be entitled to offset against the Base Rent due under this Lease any amounts which Tenant may elect to incur in connection with Tenant’s leasing of such additional stages outside of the Project.

ARTICLE 10
HAZARDOUS MATERIALS
10.1 Definitions. The following definitions apply in this Article 10:
(a) “Environmental Laws” means all federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any government authority regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material, or pertaining to the public health and safety and protection of the environment, as now or may at any later time be in effect, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 USCS §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976 (RCRA), 42 USCS §§ 6901 et seq.; the Clean Water Act, also known as the Federal Water Pollution Control Act (FWPCA), 33 USCS §§ 1251 et seq.; the Toxic Substances Control Act (TSCA), 15 USCS §§ 2601 et seq.; and the Hazardous Materials Transportation Act (HMTA), 49 USCS §§ 1801 of seq.
(b) “Hazardous Material” shall mean any hazardous or toxic substance, material or waste that is or becomes regulated by the United States, the State of California, or any local governmental authority having jurisdiction over the Project. Hazardous Material includes without limitation:
(i) Those substances included within the definitions of hazardous substance, hazardous waste, hazardous material, toxic substance, solid waste, or pollutant or contaminant in CERCLA, RCRA, TSCA, HMTA, or under any other Environmental Law;
(ii) Those substances listed in the United States Department of Transportation (DOT) Table [49 CFR 172.101J, or by the Environmental Protection Agency (EPA), or any successor agency, as hazardous substances [40 CFR Part 302J; and
(iii) Any material, waste, or substance that is a petroleum or refined petroleum product, asbestos, polychlorinated biphenyl, a flammable explosive, a radioactive material, or designated as a hazardous substance pursuant to 33 USCS § 1321 or listed pursuant to 33 USCS § 1317.

10.2 Use of Hazardous Materials. Tenant shall not use, handle, store, transport, generate, release, or dispose of any Hazardous Materials on, under, or about the Leased Premises or any other area of the Project, except that, subject to Tenant’s indemnity obligation set forth in Part III, Section 10.3, Tenant may use (1) small quantities of commonly-used chemicals such as adhesives, lubricants, and cleaning fluids in order to conduct business at the Leased Premises and (ii) other Hazardous Materials that are necessary for the operation of Tenant’s business and are customarily used in connection with the operation of motion picture and television studio facilities in the Los Angeles metropolitan area. Tenant shall within 10 days after Landlord’s written request, disclose in writing all Hazardous Materials that are being used by Tenant on the Project, the nature of the use, and the manner of storage and disposal. Tenant agrees that any and all handling, transportation, storage, treatment, disposal, or use of Hazardous Materials by Tenant in or about the Leased Premises or any other area of the Project shall strictly comply with all Laws, including, but not limited to, all Environmental Laws.
10.3 Indemnification. Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant’s shareholders, directors, officers, employees, partners, Affiliates and agents from any liability, penalties, losses, damages, costs, causes of action, claims, charges, liens, assessments, fines, judgments, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of (i) Hazardous Materials existing on or about the Project as of the date of this Lease; and (ii) the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Leased Premises or the Project, or the violation of any Environmental Law, by Landlord or Landlord’s employees, agents, contractors or invitees. Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s shareholders, directors, officers, employees, partners, Affiliates and agents from any liability, penalties, losses, damages, costs, causes of action, claims, charges, liens, assessments, fines, judgments, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Leased Premises or the Project, or the violation of any Environmental Law, by Tenant or Tenant’s employees, agents, contractors, invitees and subtenants. Neither party, however, shall be required to indemnify the other against any consequential damages or lost profits pursuant to this Section 10.3. This indemnification shall survive the expiration or earlier termination of this Lease.
10.4 Remediation Obligations. If the presence of Hazardous Material brought onto the Leased Premises or the Project by Tenant or Tenant’s employees, agents, contractors, invitees, or subtenants results in contamination of any area of the Project, at Landlord’s option, either (i) Tenant shall promptly take all necessary actions, at Tenant’s sole expense and after Landlord’s reasonable approval of the proposed remedial action, to return the contaminated area to the condition that existed before the introduction of such Hazardous Material; or (ii) Landlord shall take all actions as Landlord reasonably determines necessary or appropriate to return the contaminated area to the condition that existed before introduction of such Hazardous Material, and Tenant shall advance all reasonable substantiated costs of remediation to Landlord, or reimburse Landlord as Rent promptly upon demand for all such costs. This provision does not limit the indemnification obligation set forth in Part III, Section 10.3 and shall survive the expiration or earlier termination of this Lease.
10.5 Notification. Landlord and Tenant each agree to notify the other promptly of any communication received from any governmental entity concerning Hazardous Materials or the violation of Environmental Laws that relate to the Leased Premises.

10.6 Landlord’s Rights to Test. Landlord may require testing wells to be drilled on the Project and may require the ground water to be tested to detect the presence of Hazardous Materials at any time upon reasonable notice to Tenant, as long as such testing does not unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises. The cost of these tests and of the installation, maintenance, repair, and replacement of the wells shall be paid by Tenant if the tests disclose the existence of facts that give rise to liability of Tenant pursuant to this Article 10.
10.7 Warranty. Landlord warrants and represents that, to the best of Landlord’s knowledge, there are no hazardous or toxic materials in or about the Project in violation of Environmental Laws, on the date of execution of this Lease, and that Landlord will not permit or cause the storage, use, generation, release, handling or disposal of any hazardous or toxic materials in, on or about the Leased Premises or the Project during the Term of this Lease, except for (i) small quantities of commonly- used chemicals such as adhesives, lubricants and cleaning fluids, and (ii) other Hazardous Materials that are necessary for construction of the Project or the operation of Landlord’s business or the business of Tenant or any other tenant at the Project. Landlord agrees that any and all handling, transportation, storage, treatment, disposal, or use of Hazardous Materials by Landlord in or about the Leased Premises or any other area of the Project shall strictly comply with all Laws, including, but not limited to, all Environmental Laws.
ARTICLE 11
REPAIRS AND MAINTENANCE
11.1 Landlord’s Repair and Maintenance Obligations. Subject to the provisions of Part III, Section 11.2 (Tenant’s Repair and Maintenance Obligations), Section 11.3 (Tenant’s Compliance with Laws), Article 15 (Damage and Destruction) and Article 16 (Condemnation), and except for damage caused by the negligent or intentional act or omission of Tenant, Tenant’s employees, suppliers, shippers, customers, or invitees, in which event Landlord shall repair the damage at Tenant’s sole expense (unless and to the extent paid for by insurance maintained by Landlord or Tenant), Landlord, at Landlord’s sole expense (subject to reimbursement to the extent constituting an “Operating Expense” in accordance with Part III, Article 5 or to the extent contemplated by Exhibit “E” attached hereto), shall keep in good order, condition and repair: (i) the roof, foundations, exterior walls, and structural condition of interior bearing walls, (ii) electrical, HVAC, fire sprinkler and smoke detection systems, plumbing systems and other Building systems to the extent located behind the interior finished surface of walls of the Leased Premises, and (iii) the Common Areas of the Project (collectively the “Landlord’s Maintenance Obligations”). The Landlord’s Maintenance Obligations shall not, however, include the painting of the interior surfaces of exterior walls or the maintenance, repair or replacement of windows, window cases, doors or plate glass of the Leased Premises. Landlord shall have no obligation to make repairs under this Section 11.1 until a reasonable time after receipt of written notice from Tenant of the need for such repairs. Tenant waives and releases its rights, including its right to make repairs at Landlord’s expense, under California Civil Code §§ 1941-1942 or any similar law, statute, or ordinance now or hereafter in effect. Notwithstanding the foregoing, however, except in connection with the initial build-out of the Leased Premises, Landlord shall not be required to make, and Tenant shall be responsible for, any repair (x) resulting from any alteration or modification to the Building or systems of the Building performed by, for or on behalf of Tenant, (y) to special equipment or systems installed by, for or on behalf of Tenant, and (z) to any of Tenant’s Alterations, Trade Fixtures or other property or equipment.

11.2 Tenant’s Repair and Maintenance Obligations. Subject to the provisions of Part III, Section 11.1 (Landlord’s Repair and Maintenance Obligations), Article 15 (Damage and Destruction) and Article 16 (Condemnation), Tenant, at Tenant’s sole expense and in accordance with the terms of this Lease, shall keep in good order, condition, and repair the Leased Premises and every part thereof, including, but not limited to, any communications conduit, equipment and wiring installed by Tenant and exclusively serving the Leased Premises, plumbing fixtures and facilities, electrical, lighting facilities, fire sprinkler and smoke detection systems and equipment, fixtures, tenant improvements, interior walls and interior surfaces of exterior walls, floor and wall coverings, ceilings, floors, windows, doors, plate glass and skylights located within the Leased Premises, but excluding Building systems (including electrical) to the extent located behind the interior finished surface of walls of the Leased Premises.
11.3 Tenant’s Compliance with Laws. Tenant, at Tenant’s sole expense, shall promptly make all repairs, replacements, alterations or improvements needed to comply with all Laws to the extent that the Laws relate to or are triggered by (i) Tenant’s particular use or change of use of the Leased Premises, (ii) the tenant improvements, Trade Fixtures and furnishings located in the Leased Premises, (iii) any Alterations located in the Leased Premises, and (iv) Tenant’s application for any permit or governmental approval.
11.4 Quality and Scope of Work. All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality. Any work that would constitute an Alteration shall be governed by all of the requirements of Part III, Article 12.
11.5 Landlord’s Right to Perform Tenant’s Obligations. If Tenant fails to perform Tenant’s obligations under this Article 11, or under any other provision of this Lease, after expiration of the cure period provided in Part III, Section 19(b), except in an emergency endangering person or property when no notice shall be required, Landlord may enter the Leased Premises, perform the obligations on Tenant’s behalf, and recover the cost of performance as Rent payable by Tenant with the next installment of Base Rent.
11.6 Warranty. Landlord warrants and represents that Landlord has not received any written notice of any violations of applicable Law as of the date of this Lease, and, to Landlord’s knowledge, the Leased Premises shall be delivered to Tenant in material compliance with all local, state and federal laws, regulations and ordinances applicable to the Leased Premises and in good order, repair and condition, including without limitation, all structural and non-structural components, all equipment or facilities servicing the Leased Premises, such as plumbing, electrical, lighting facilities, fire sprinkler and smoke detection systems and equipment, fixtures, walls (interior and exterior), foundations, ceilings, roofs, floors, windows and doors. Landlord and Tenant shall conduct a walk-through of the Leased Premises upon Landlord’s tender of delivery of possession thereof, and provided that Tenant provides notice to Landlord either at such walk-through or within 30 days after delivery of the applicable Leased Premises, Landlord shall be obligated to repair or bring into compliance any elements of the Leased Premises delivered in breach of this representation and warranty.

ARTICLE 12
ALTERATIONS
12.1 Landlord’s Consent to Alterations. Except as expressly permitted under this Section 12.1, Tenant shall not construct any alterations, improvements, or additions or otherwise alter the Leased Premises (“Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld.
(a) Alterations to the Sound Stages. Tenant shall be entitled, without Landlord’s prior consent, to make Alterations to the Sound Stages, provided such Alterations (i) do not affect the structural integrity, the exterior sections, or water-tight nature of the Building in which the applicable Sound Stage is located, (ii) do not affect the exterior appearance or structure of the Building in which the applicable Sound Stage is located or any portions of the building systems located outside the Leased Premises, (iii) do not require the removal or relocation of any building systems or components thereof, and (iv) do not otherwise violate any of the provisions of Part III, Section 2.3 or any other provisions of this Lease; provided, however, that Tenant shall return any Sound Stages within which Tenant performs Alterations back to its original condition, normal wear and tear and casualty excepted, prior to the earlier to occur of: (a) the scheduled expiration of Tenant’s use of such Sound Stage, as set forth in Exhibit “B” or otherwise agreed upon in writing between the parties, or (b) the expiration of the Term.
(b) Alterations to Corporate Office Space and Production Office Space. Tenant shall be entitled, without Landlord’s prior consent, to make Alterations to the Corporate Office Space and the Production Office Space, provided such Alterations (i) do not affect the structural integrity, the exterior sections, or water-tight nature of the Building in which such space is located, (ii) do not affect the exterior appearance or structure of the Building in which such space is located or any portions of the building systems located outside the Leased Premises, (iii) do not require the removal or relocation of any building systems or components thereof, (iv) do not otherwise violate any of the provisions of Part III, Section 2.3, (v) do not require the securing of any building or other permit from applicable government authorities, and (vi) with respect to any Alterations to the Production Office Space, Tenant shall restore the Production Office Space to its condition as of the Lease Commencement Date, reasonable wear and tear and casualty excepted. Notwithstanding the foregoing, Tenant shall be entitled to move interior non-bearing walls and doors within the Corporate Office Space only without Landlord’s consent, even if such Alteration requires a building or other permit, so long as Tenant complies with items (i) — (iv) of this Section 12.1(b) and all other conditions set forth in this Part III, Article 12.
(c) Approval. If Landlord’s approval for any Alterations is required, Tenant shall not undertake the Alterations until Landlord has given written consent to the plans and specifications, which consent shall not be unreasonably withheld, and the Alterations shall be constructed substantially in compliance with the plans and specifications approved by Landlord. Notwithstanding the foregoing, if Landlord fails to reasonably approve or disapprove Tenant’s plans and specifications within 30 days of their delivery to Landlord, such silence shall be deemed an approval by Landlord of the plans and specifications.
(d) Expedited Approval. Landlord acknowledges that the Leased Premises may contain certain of Tenant’s business critical computer servers and other network-related equipment. Notwithstanding anything in this Article 12 to the contrary, should any Force Majeure or similar event arise requiring Tenant to make certain Alterations on an emergency basis, Landlord shall approve any such required Alterations as soon as commercially possible given the extent of such emergency.

12.2 Conditions. Whether or not Landlord’s consent is required, all Alterations not constructed by Tenant’s own personnel shall be constructed by a licensed contractor approved by Landlord, such approval not to be unreasonably withheld, and in accordance with all Laws using new materials of good quality. Tenant shall not commence construction of any Alterations until:
(a) copies of Tenant’s plans and specifications have been delivered to Landlord at least 30 days before Tenant commences the Alterations;
(b) all required governmental approvals and permits have been obtained and copies have been delivered to Landlord;
(c) all requirements regarding insurance imposed by Part III, Article 14 of this Lease and all commercially reasonable requirements of Landlord’s hazard insurance carrier have been satisfied, and a certificate of insurance showing Landlord as an additional insured on the contractor’s ability insurance policy shall be delivered to Landlord; and
(d) Tenant has given Landlord at least 10 days’ prior written notice of Tenant’s intention to commence construction so that Landlord may post and record notices of non-responsibility.
12.3 Payment for Alterations. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished in connection with the Alterations that are or may become mechanics’ or materialmen’s liens against the Leased Premises or the Project or any interest in them. Tenant shall have the right, in good faith, to contest the validity of any lien, claim, or demand, provided that Tenant shall, at Tenant’s sole expense, defend Landlord against the lien, claim, or demand. Upon the request of Landlord, Tenant shall indemnify Landlord against liability and hold the Leased Premises and the Project free from the effect of any such lien, claim, or demand. In addition, Tenant shall provide adequate assurances to Landlord’s lender, title company or purchaser of the Project or any portion thereof (in form acceptable to Landlord’s lender, title company or purchaser) that any such contested lien shall be released or satisfied by Tenant and that the Leased Premises and the Project shall be free from the effect of any such lien, claim or demand. Tenant shall pay and satisfy any adverse judgment that may be rendered to enforce the lien, claim, or demand against the Landlord, the Leased Premises, or the Project before the enforcement thereof.
12.4 Landlord’s Property. Except for Trade Fixtures, all Alterations shall be and become the property of Landlord upon installation, and Landlord shall have no obligation to reimburse Tenant for any portion of the value or cost; provided, however, that if Landlord’s default is the sole cause of a termination of this Lease, Landlord shall reimburse Tenant for the cost of such Alterations, not to exceed the lesser of (i) $100,000, or (ii) the unreimbursed portion of the costs amortized over no longer than five years. By written notice to Tenant delivered either before expiration of the Lease Term or within 30 days after the effective date of any earlier termination of this Lease, Landlord may require Tenant, at Tenant’s sole expense, to remove any Alterations and restore the Leased Premises to their configuration and condition before the Alterations were made. Notwithstanding the foregoing, if Tenant delivers copies of the plans and specifications for any Alteration to Landlord and a written request for Landlord’s advance determination regarding the removal of such Alterations hereunder, at least 15 days prior to Tenant’s commencement of construction of such Alteration, and Landlord fails to notify Tenant within such 15 day period that Landlord requires that the Alteration be removed at the termination of the Lease and the Leased Premises be restored to their condition prior to the Alteration, Landlord may not later require Tenant to remove the Alteration and restore the Leased Premises to their condition prior to the Alteration. If Tenant fails to complete any required restoration in a timely manner, Landlord may do so and charge the cost of the restoration to Tenant as Rent.

12.5 Construction Insurance. Before construction begins, Tenant shall deliver to Landlord reasonable evidence that damage to, or destruction of, the Alterations during construction will be covered either by the policies that Tenant is required to carry under Part III, Article 14 or by a policy of builder’s all-risk insurance in an amount approved by Landlord. If Landlord requires Tenant to provide builder’s all-risk insurance for the proposed Alterations, Tenant shall provide a copy of the policy, any endorsements, and an original certificate of insurance that complies with Part III, Section 14.2. Tenant shall cause each contractor and subcontractor to maintain all worker’s compensation insurance required by law and liability insurance (including property damage) in amounts reasonably required by Landlord. Landlord shall be named as an additional insured on Tenant’s and its contractor’s liability insurance policy.
12.6 Initial Improvements. The construction and payment of the initial improvements to the Leased Premises to be performed prior to the Commencement Date shall be governed by the terms of the Work Letter and not the terms of this Part III, Article 12.
ARTICLE 13
TRADE FIXTURES
Tenant shall have the right, at any time and from time to time during the Lease Term, at Tenant’s sole cost and expense, to install and affix in, to, or on the Leased Premises trade fixtures, equipment or personal property necessary or appropriate for Tenant’s trade or business (collectively, “Trade Fixtures”). Trade Fixtures or any other equipment installed in but not affixed to the Leased Premises by Tenant shall remain the property of Tenant and may be removed at the expiration of the Lease Term, provided that any damage to the Leased Premises caused by the removal of Trade Fixtures or equipment shall be repaired by Tenant, and further provided that Landlord shall have the right, but not the obligation, to keep any Trade Fixtures or equipment that Tenant otherwise elects to abandon. Any Trade Fixtures that are not removed from the Leased Premises by Tenant within ten (10) business days after the Expiration Date or earlier termination date, shall be deemed abandoned by Tenant and shall automatically become the property of Landlord as the owner of the real property to which they are affixed. At Landlord’s option, Landlord may cause any such Trade Fixtures remaining in the Leased Premises for any period of time after the Expiration Date or earlier termination date to be removed from the Leased Premises and stored in a public warehouse or elsewhere at the expense and for the account of Tenant and, if not removed by Tenant within 30 days thereafter, disposed of in accordance with the provisions of applicable law at Tenant’s expense. Tenant shall reimburse Landlord as Rent promptly upon demand for all such costs (plus a supervisory fee in the amount of ten percent of such costs).

ARTICLE 14
INSURANCE
14.1 Tenant’s Policies of Insurance. Tenant shall, at Tenant’s expense, obtain and keep in force during the Lease Term:
(a) Commercial general liability insurance against liability for bodily injury, personal injury, death, and damage to property occurring on the Leased Premises with a combined single limit coverage of at least $1,000,000 per occurrence and a general aggregate combined single limit of bodily injury and property damage liability of at least $2,000,000; that policy shall include contractual liability insuring Tenant’s performance of indemnification obligations contained in this Lease;
(b) Fire and all risk property damage insurance, insuring any Alterations and all Tenant improvements, and Tenant’s equipment and Trade Fixtures located on the Leased Premises for full replacement cost; and
(c) Worker’s Compensation insurance as required by law and employer’s liability insurance with limits of no less than $1,000,000.
If Tenant has in full force a blanket policy of liability insurance with the same coverage for the Leased Premises as described in this Section 14.1, that blanket Insurance shall satisfy the requirements of this Section 14.1, provided that the blanket policy specifically states the address of the Leased Premises as being covered. The limits of liability set forth in Part III, Section 14.1(a) and 14.1(c) may be increased at the beginning of each Option Term by Landlord upon written notice to Tenant not later than 30 days prior to the commencement of such Option Term, provided that such increases may not exceed such higher amounts as may be customary among other studio facilities in the Los Angeles area at the time. Within 30 days after written request by Tenant, which request Tenant may give at any time during the 12 months prior to any Option Term, Landlord shall provide to Tenant written notice of the amount of such increase.
14.2 Additional Insurance Requirements. Where applicable, each policy of insurance required to be carried by Tenant pursuant to Part III, Sections 14.1(a) and 14.1(b):
(a) shall name Landlord, Landlord’s lender and one additional affiliated or third party manager or operator of the Project (which operator is currently Raleigh Studios) as additional insureds (however this requirement shall not be applicable to the insurance required under Sections 14.1(b) and 14.1(c));
(b) shall be primary insurance that provides that the insurer shall be liable for the full amount of the loss without the right of contribution from any other insurance coverage of Landlord;
(c) shall be in a form reasonably satisfactory to Landlord;
(d) shall be carried with companies rated A- or better by AM Best and a Best’s Financial Size Category rating of at least “X,” as set forth in the most current edition of “Best’s Insurance Reports” (unless otherwise approved by Landlord), or such higher rating as may be required by any Lender;
(e) shall provide that the policy shall not be subject to cancellation, lapse, or change, except after at least 30 days’ prior written notice to Landlord;
(f) shall not have a deductible in excess of a commercially reasonably amount; and
(g) shall contain a severability clause.

A copy of each policy evidencing the insurance required to be carried by Tenant pursuant to Part III, Section 14.1 or a certificate of the insurer, certifying that the policy has been issued, which provides the coverage required by Part III, Section 14.1 and which contains the specified provisions, shall be delivered to Landlord prior to the time Tenant takes possession of the Leased Premises and upon renewal of those policies, not less than 30 days prior to the expiration of the term of the coverage. If Tenant fails during the Lease Term to maintain any insurance required to be maintained by Tenant under this Lease, then Landlord may, at its election, upon providing Tenant with three (3) business days prior notice, arrange for any such insurance, and Tenant shall reimburse Landlord, as Rent, for any premiums for any such insurance within ten business days after Tenant receives a copy of the premium notice.
14.3 Landlord’s Property Insurance. Landlord shall procure and maintain during the Lease Term insurance coverages in such amounts, from such companies, and on such other terms and conditions as Landlord may from time to time reasonably determine; provided that the coverage and amounts of insurance carried by Landlord in connection with the Leased Premises shall at a minimum cover the full replacement cost of the improvements within the Project (including coverages for enforcement of all Laws requiring the upgrading, demolition, reconstruction and/or replacement of any portion of such improvements as a result of a covered loss) without deduction for depreciation, and shall otherwise be comparable to the coverage and amounts of insurance that are carried by reasonably prudent landlords of similar or comparable facilities in the Los Angeles metropolitan area. On inquiry by Tenant from time to time, Landlord shall inform Tenant of all such insurance carried by Landlord.
14.4 Waiver of Subrogation. Landlord and Tenant agree to cause the insurance companies issuing their respective property (first party) insurance to waive any subrogation rights that those companies may have against Tenant or Landlord, respectively, as long as the insurance is not invalidated by the waiver. If the waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant waive any right that either may have against the other on account of any loss or damage to their respective property to the extent that the loss or damage is insured and such proceeds are received under their respective insurance policies.
ARTICLE 15
DAMAGE AND DESTRUCTION
15.1 Repair of Damage by Landlord. Tenant agrees to notify Landlord in writing promptly of any damage to the Leased Premises or the Common Areas resulting from fire, earthquake, or any other identifiable event of a sudden, unexpected, or unusual nature (“Casualty”). If the Leased Premises or any Common Areas providing access to the Leased Premises are damaged by a Casualty to the extent that Tenant does not have reasonable use of or access to the Leased Premises, and if neither Landlord nor Tenant has elected to terminate this Lease under Part III, Sections 15.3 or 15.4, Landlord shall promptly and diligently restore such Common Areas and the Leased Premises as originally constructed by Landlord to substantially the same condition as existed before the Casualty, except for modifications required by building codes and other Laws and except for any other modifications to the Common Areas conducted during the Lease Term in accordance with Part III, Article 7, and Tenant shall accept such restored Common Areas and Leased Premises. At Tenant’s option, and at Tenant’s expense, Tenant may restore the Tenant’s Alterations and other improvements to substantially the same condition as they existed prior to the date of the Casualty event, provided that Tenant promptly and diligently restores such Alterations and improvements, such restoration does not unreasonably extend the time period for restoration of the Leased Premises, and Tenant’s election to not conduct such restoration shall not affect the continued validity of or Tenant’s obligations under this Lease. Landlord’s obligation to restore is subject to reasonable delays for insurance adjustment and other matters beyond Landlord’s reasonable control and subject to the other clauses of this Article 15.

15.2 Repair Period Notice. Landlord shall, within 45 days after the date Landlord becomes aware of the Casualty, provide written notice to Tenant indicating the anticipated period for repairing the Casualty (“Repair Period Notice”). The Repair Period Notice shall also state, if applicable, Landlord’s election either to repair or to terminate the Lease under Part III, Section 15.3. Landlord shall reasonably and in good-faith determine the Repair Period, using reputable independent third-party construction expert reasonably satisfactory to Tenant, and shall provide, with the Repair Period Notice, reasonable documentation supporting Landlord’s determination of the Repair Period.
15.3 Landlord’s Option to Terminate or Repair. Landlord may elect, in Landlord’s sole and absolute discretion without any obligation of reasonableness, either to terminate this Lease as to the portion of the Leased Premises affected by such Casualty only, or to effectuate repairs of such affected portion, if:
(a) The Estimated Repair Period exceeds 180 days from the date of the Repair Period Notice and as a result of such Casualty, Tenant does not have reasonable use of or access to the Leased Premises;
(b) The estimated repair cost exceeds the sum of (i) insurance proceeds actually received by Landlord, or which would have been received by Landlord except for Landlord’s breach of Part III, Section 14.3 of this Lease, for such repair (not including the deductible, if any, on Landlord’s property insurance), plus (ii) any amount that Tenant is obligated or elects to pay for such repair, by more than five percent of the total replacement cost of the Project;
(c) The estimated repair cost of the Leased Premises, even though covered by insurance, exceeds 50% of the full replacement cost; or
(d) Then-existing Laws do not permit restoration to the original condition of the damaged Leased Premises or Common Area.
15.4 Tenant’s Option To Terminate. If the Repair Period Notice provided by Landlord indicates that the anticipated period for repairing the Casualty exceeds 180 days from the date of the Repair Period Notice in the case of the Corporate Office Space or 60 days from the date of the Repair Period Notice in the case of either the Sound Stages or Production Office Space, Tenant may elect to terminate this Lease as to the portion of the Leased Premises affected by such Casualty only or the entire Lease by providing written notice (“Tenant’s Termination Notice”) to Landlord within 30 days after receiving the Repair Period Notice; provided, however, that Landlord shall have the right to provide, at no additional cost or expense to Tenant, replacement space within the Project reasonably satisfactory in all respects to Tenant, in which event Tenant shall not have any right to terminate this Lease. If Tenant does not elect to terminate within this 30-day period, Tenant shall be considered to have waived the option to terminate. Landlord shall not be required to commence repairs to the Leased Premises unless and until Tenant elects or is deemed to have elected not to terminate this Lease. In the event that any modifications to the Leased Premises, required by building codes or other Laws, prevent Tenant from conducting its business in substantially the same manner as before the Casualty, Tenant may elect to terminate this Lease within 30 days after receiving notice of such modification(s). Notwithstanding anything to the contrary in this Section 15.4 or this Lease, if the Casualty was the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, subtenants or invitees, Tenant may not elect to terminate this Lease.

15.5 Rent Abatement Due to Casualty. Landlord and Tenant agree that, if the Casualty was not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, subtenants or invitees, Tenant shall be provided with a proportionate abatement of Rent based on the Rentable Square Feet of the Leased Premises rendered unusable (due to physical damage to the Leased Premises or the unavailability of access to the Leased Premises) and not used by Tenant. That proportional abatement, if any, shall be provided during the period (a) beginning on the later of (i) the date of the Casualty or (ii) the date on which Tenant ceases to occupy that portion of the Leased Premises affected by the Casualty, and (b) ending on (i) the date that the unusable portions of the Leased Premises, including the Tenant’s Alterations and improvements, are once again available for legal use by Tenant or (ii) the effective date of termination under Part Ill, Section 15.7. Landlord shall not be liable to Tenant or any other person or entity for any direct damages unless caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees, contractors, licensees, or invitees, due to, arising out of, or as a result of the Casualty. In connection with the preceding sentence, Tenant’s “direct damages” shall be deemed to include (a) all of Tenant’s relocation costs incurred in connection with Tenant’s moving to replacement premises in lieu of those portions of the Leased Premises affected by the Casualty in order to permit Tenant to complete any production activities pending as of such Casualty, and (b) any occupancy costs incurred by Tenant in connection with Tenant’s leasing of such replacement premises in order for Tenant to complete any production activities pending as of such Casualty in excess of the Rent payable by Tenant hereunder; provided, further, that in no event shall Landlord be liable for any other “consequential” damages (including but not limited to lost profits of Tenant or loss of or interference with Tenant’s business) arising out of, or as a result of the Casualty. Notwithstanding the foregoing, to the extent that any of the Stages are damaged by a Casualty, in addition to the rent abatement Tenant is entitled to for the unusable Stage or Stages which are damaged, Tenant shall also be entitled to rent abatement for those portions of the production office space, for which Tenant has no use and does not use due to Tenant’s inability to use such Stage(s). Although Tenant is not obligated to maintain business interruption insurance, Tenant agrees that Landlord shall not be liable for any damages, losses, costs or expenses that would be covered by a commercially reasonable business interruption insurance policy, unless such damages, losses, costs or expenses are caused by Landlord’s negligence or willful misconduct, and then only for an amount equal to a commercially reasonable deductible under such business interruption insurance policy maintained by Tenant.
15.6 Damage Near End of Term. Despite any other provision of this Part III, Article 15, if during the last six (6) months of the Lease Term (as may be extended), the Leased Premises or the Building are destroyed or damaged by a Casualty which would take longer than forty five (45) days to repair, Landlord shall have the option, in Landlord’s sole and absolute discretion without any obligation of reasonableness, to terminate the Lease by giving written notice to Tenant of the exercise of that option within 60 days after the damage or destruction.

15.7 Effective Date of Termination: Rent Apportionment. If Landlord or Tenant elects to terminate this Lease under this Part III, Article 15 in connection with a Casualty, such termination shall be effective 30 days after delivery of written notice of such election to allow Tenant time to remove Tenant’s equipment and Trade Fixtures. Tenant shall pay Rent, properly apportioned and abated, up to the effective date of the termination. After the effective date of the termination, Landlord and Tenant shall be discharged of all future obligations under this Lease, except for those provisions that, by their terms, survive the expiration or earlier termination of this Lease.
15.8 Waiver of Statutory Provisions. The provisions of this Lease, including those in this Part III, Article 15, constitute an express agreement between Landlord and Tenant that applies in the event of any Casualty to the Leased Premises, Building, or Project. Tenant, therefore, fully waives the provisions of any statute or regulation, including California Civil Code §§ 1932(2) and 1933(4), for any rights or obligations concerning a Casualty.
15.9 Sole Remedy. Except as expressly provided in this Article 15, damage to or destruction of the Leased Premises, the Building, or the Project shall not terminate this Lease or result in any abatement of Rent. Tenant waives any right of offset against Tenant’s obligations to pay Rent that may be provided by any statute or rule of law in connection with Landlord’s duties of repair and restoration under the provisions of this Lease. Landlord shall not be responsible for any loss, damage, or destruction to Tenant’s leasehold improvements or to fixtures, inventory, or other Tenant-owned improvements or property, unless such loss, damage or destruction is caused by Landlord’s negligence or willful misconduct, and then only for an amount equal to a commercially reasonable deductible under any insurance policy maintained by Tenant or required to be maintained by Tenant under Article 14 or any other provision of this Lease.
ARTICLE 16
CONDEMNATION
16.1 Termination Rights. If any part of the Leased Premises is condemned or otherwise taken under the power of eminent domain or conveyed in lieu of condemnation, and the condemnation or taking materially and adversely affects Tenant’s access to or occupancy of the Leased Premises or a material portion thereof, either party shall, at such party’s option, have the right to terminate this Lease within 60 days after receiving written notice of such condemnation or taking. If any part of the Project is condemned or taken and such taking materially and adversely affects the normal operation of the Project, Landlord, in Landlord’s reasonable discretion, may terminate this Lease within 60 days after receiving written notice of such condemnation or taking. If a part of the Leased Premises is condemned or taken, and neither party elects to terminate this Lease, but the Leased Premises have been damaged as a consequence, Landlord shall not be required to repair or restore any damage to the Leased Premises, provided that the Base Rent for the remainder of the Lease Term shall be proportionately reduced, based on the degree of interference with Tenant’s use of the Leased Premises. Landlord and Tenant waive the provisions of any statute (including without limitation California Code of Civil Procedure Section 1265.130 or any successor statute) that allows Landlord or Tenant to petition the superior court (or any other court) to terminate this Lease in the event of a partial Condemnation of the Premises.

16.2 Landlord’s Right to Award. Except as provided in Part Ill, Section 16.3, in connection with any condemnation or taking:
(a) Landlord shall be entitled to receive all compensation and anything of value awarded, paid, or received in settlement or otherwise (“Award”); and
(b) Tenant irrevocably assigns and transfers to Landlord all rights to and interests in the Award and fully releases and relinquishes any claim to, right to make a claim on, or interest in the Award.
16.3 Tenant’s Right to Award. Notwithstanding Part III, Section 16.2:
(a) Tenant shall be entitled to receive any amount attributable to any excess of (i) the present value of the fair market base rent over (ii) the Base Rent, for that portion of the Leased Premises subject to the condemnation or taking for the remainder of the Lease Term, as of the date on which title to the Property or any portion thereof subject to the condemnation or taking is vested in the condemning authority (the “bonus value”); and
(b) Tenant shall have the right to make a separate claim in the condemnation proceeding for: (i) the taking of the unamortized or undepreciated value of any leasehold improvements owned by Tenant that Tenant has the right to remove at the end of the Lease Term and that Tenant elects not to remove; (ii) reasonable removal and relocation costs for any leasehold improvements that Tenant has the right to remove and elects to remove; (iii) loss of goodwill; (iv) relocation costs under Government Code section 7262, the claim for which Tenant may pursue by separate action independent of this Lease; and (v) any other amount in addition to the foregoing that does not reduce the amount of the Award payable to Landlord. Tenant shall have the right to negotiate directly with the condemning authority for the recovery of the portion of the Award that Tenant is entitled to under this subsection 16.3(b).
16.4 Temporary Taking. If the Leased Premises is condemned or taken for less than six months, this Lease shall be unaffected, and Tenant shall continue to pay all Rent payable under this Lease; provided, however, that in such case, Tenant shall be entitled to receive that portion of any Award that represents Rent paid by Tenant under this Lease.
ARTICLE 17
ASSIGNMENT AND SUBLETTING
17.1 Assignments. Subject to the provisions of Part III, Section 17.2 below, Tenant may not, without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, voluntarily, involuntarily, or by operation of laws:
(i) assign Tenant’s interest in this Lease or sublet all or any part of the Leased Premises;
(ii) mortgage or encumber the Lease, or otherwise use the Lease as a security device in any manner; or
(iii) amend or modify any assignment, sublease, or other transfer permitted hereunder.

17.2 Permitted Assignments. Tenant shall be permitted to make the following Assignments without requiring Landlord’s consent and the terms and conditions stated herein:
(a) Subletting. Tenant may sublet all or any part of the Leased Premises or allow it to be occupied or used by a person or entity other than Tenant, provided that:
(i) Landlord receives written notice of the sublease and subtenant, including the number of occupants and parking spaces, at least 10 days before the commencement of any such subtenancy; or if a 10 day notice cannot reasonably be given, as soon as possible, but in any event prior to such subtenant taking possession of any portion of the Leased Premises;
(ii) The sublease is for a term less than or equal to the remaining Lease Term at the time the sublease is entered into;
(iii) The subtenant is only permitted to use its applicable sublet premises for film, television or other related production activities; and
(iv) The sublease provides by its terms that it is subordinate and subject to the terms and conditions of this Lease, that subtenant will comply with all obligations of Tenant under the Lease, that subtenant will obtain all Additional Services from Landlord, and in the event of the termination of this Lease that the sublease shall terminate, and in the event that such termination of this Lease is due to Tenant’s breach, Landlord may elect to recognize and assume the sublease, in which event the subtenant shall attorn to Landlord and recognize Landlord as the lessor under such sublease.
(b) Assignment. Tenant may assign Tenant’s interest under this Lease to any Affiliate of Tenant without Landlord’s consent, as long as the following conditions are met:
(i) Landlord receives written notice of the Assignment at least 10 days before the Assignment, specifying the name of the Assignee; and
(ii) The Assignee assumes in writing all of Tenant’s obligations under this Lease.
(c) Occupancy by Others. Notwithstanding anything in this Article 17 to the contrary, Tenant shall have the right to permit the occupancy of the Leased Premises from time to time during the Term by any of Tenant’s Affiliates or any other individual(s) or entities with a business relationship with Tenant (which business relationship is not created solely in order to allow occupancy of the Leased Premises under this subsection) and who are working with and directly under the supervision of Tenant (collectively, “Tenant’s Occupants”) on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Leased Premises which contains an entrance to such portion of the Leased Premises other than the primary entrance to the Leased Premises nor shall any such individuals or entities be permitted identification signage; (ii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease, (iii) Tenant shall receive no rent payment or other consideration in connection with such occupancy in respect of such space other than nominal rent payments or other consideration for actual services rendered or provided by Tenant for such Tenant’s Occupant; and (iv) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, penalties, losses, damages, costs, expenses, causes of action, claims, charges, liens, assessments, fines or judgments of any kind resulting from any of Tenant’s Occupants’ use of or presence upon the Leased Premises and/or the Project, except for claims arising out of Landlord’s gross negligence or willful misconduct. Tenant shall be solely responsible for ensuring compliance with this Lease by Tenant’s Occupants at all times. To the extent not restricted by the terms of any confidentiality agreement, Tenant shall promptly supply Landlord with such documents or information regarding any such individuals or entities as may be reasonably necessary to confirm such individuals’ or entities’ occupancy conforms with the requirements of this subsection. Any occupancy permitted under this subsection shall not be deemed an Assignment under this Article 17 and shall not require Landlord’s consent. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any obligations or primary liability under this Lease.
17.3 Conditions. Any action taken or proposed to be taken pursuant to Part III, Sections 17.1 or 17.2 shall be collectively referred to as an “Assignment”, and any third person succeeding to all or a portion of Tenant’s interest under this Lease or proposed to succeed to all or a portion of Tenant’s interest under this Lease shall be referred to as an “Assignee”.
(a) Any attempted Assignment other than as provided in Section 17.2 shall constitute an Event of Default and shall be voidable at Landlord’s option.
(b) No Assignment or other permitted use of all or any portion of the Leased Premises by any of Tenant’s Occupants, even with the consent of Landlord, shall relieve Tenant of its primary obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant, and Tenant shall remain primarily liable under this Lease (and not as a mere surety). The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease, nor to be a consent to any Assignment.
(c) In the event that Tenant requires any subtenant to carry insurance under its sublease, Tenant shall use best efforts to have Landlord named as an additional insured under such insurance. If Tenant receives proof of insurance from any subtenant, Tenant shall provide a copy of such proof of insurance to Landlord.
17.4 Landlord’s Rights Upon Event of Default. If an Event of Default occurs and is continuing, Landlord may:
(a) proceed directly against Tenant, any Assignee, any guarantors, or any other person responsible for the performance of this Lease, without first exhausting Landlord’s remedies against any other person responsible to Landlord, or resorting to any security held by Landlord; and
(b) require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under any sublease, provided, however, that Landlord shall not be liable for any amounts paid by the subtenant to Tenant or for any defaults by Tenant under the sublease.

ARTICLE 18
EXCULPATION, INDEMNIFICATION AND LIMITATION OF LIABILITY
18.1 Definition of “Tenant Parties” and “Landlord Parties”. For purposes of this Part III, Article 18, the term “Tenant Parties” refers singularly and collectively to Tenant and Tenant’s officers, directors, managers, shareholders, members, partners, agents, employees and subtenants, as well as to all persons and entities claiming through any of these persons or entities. The term “Landlord Parties” refers singularly and collectively to Landlord and Landlord’s officers, directors, managers, shareholders, members, partners, agents, employees and independent contractors, as well as to all persons and entities claiming through any of these persons or entities.
18.2 Exculpation. Except as specifically provided in this Lease, Landlord and Landlord’s Parties shall not be liable to Tenant or Tenant’s Parties for any damage to Tenant, Tenant’s Parties or their property from any cause. Tenant, on its own behalf and on the behalf of all Tenant Parties, waives all claims against Landlord or Landlord’s Parties for damage to person or property arising for any reason, except that this exculpation clause shall not apply to claims for damage to Tenant or Tenant’s Parties or their property resulting from the negligence or willful misconduct of Landlord or Landlord’s Parties. The provisions of this Section 18.2 shall survive the expiration or earlier termination of this Lease.
18.3 Tenant’s Indemnification. Tenant agrees to indemnify, defend, and hold Landlord and Landlord Parties harmless from all liability, penalties, losses, damages, costs, expenses, causes of action, claims, charges, liens, assessments, fines or judgments of any kind arising by reason of any death, bodily injury, personal injury, or property damage, and all economic losses or resulting damage of any kind (except, in all events, for lost profits and other consequential damages), resulting from:
(a) any cause occurring in or about or resulting from an occurrence in or about the Leased Premises during the Lease Term, except for claims arising out of Force Majeure or Landlord’s gross negligence or willful misconduct;
(b) any act, error, omission or negligence of Tenant or Tenant Parties wherever it occurs;
(c) Tenant’s conducting of its business; or
(d) an Event of Default by Tenant.

The provisions of this Part III, Section 18.3 shall survive the expiration or earlier termination of this Lease.
18.4 Landlord’s Indemnification. Landlord agrees to indemnify, defend, and hold Tenant and Tenant’s Parties harmless from all liability, penalties, losses, damages, costs, expenses, causes of action, claims, charges, liens, assessments, fines or judgments of any kind arising by reason of any death, bodily injury, personal injury, or property damage, and all economic losses or resulting damage of any kind (except, in all events, for lost profits and other consequential damages), resulting from:
(a) any act, error, omission or negligence of Landlord or Landlord’s Parties in connection with Landlord Parties’ activities in, on, or about the Project, except to the extent that such liability, penalties, losses, damages, costs, expenses, causes of action, claims, charges, liens, assessments, fines or judgments are for damage to any of Tenant’s Alterations or improvements and Tenant’s personal property, fixtures, furniture and equipment in the Leased Premises and is covered by insurance that Tenant is required to obtain under this Lease (or would have been covered had Tenant carried the insurance required under this Lease); or
(b) a default by Landlord, under Part III, Section 21.1.
The provisions of this Section 18.4 shall survive the expiration or earlier termination of this Lease.
18.5 Limitations of Liability. Except as otherwise provided in this Lease, Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of Rent for any damage to Tenant’s property or any injury to Tenant or any Tenant Parties or loss to Tenant’s business arising out of any cause, including but not limited to:
(a) the failure, interruption, or installation of any heating, air conditioning, or ventilation equipment;
(b) the loss, interruption, limitation, curtailment, rationing, or restriction on the use of water or electricity, gas or any other form of utility;
(c) the failure to furnish or delay in furnishing any utilities or services when the failure or delay is caused by fire or other casualty, the elements, labor disputes, acts of God, or any other circumstance beyond the control of Landlord; or
(d) subject to Landlord’s compliance with reasonable security procedures, vandalism, malicious mischief, or forcible entry by unauthorized persons or the criminal act of any person.
Notwithstanding the foregoing, if and to the extent any of the events listed in subsections 18.5(a)-(d) occur primarily due to the gross negligence or intentional misconduct of Landlord, then the limitations of liability set forth in this Section 18.5 shall not apply to that event.
ARTICLE 19
DEFAULT BY TENANT
Each of the following shall constitute an event of default under this Lease (each, “Event of Default”):
(a) Tenant’s failure to make any payment required under this Lease when due, where this failure continues for a period of five business days after written notice from Landlord to Tenant;
(b) The failure of Tenant to perform any of the covenants, conditions, or provisions of this Lease to be performed by Tenant (other than those requiring any payment to Landlord), where this failure continues for a period of 30 days (or such shorter period, if any, set forth for cure in the applicable provision of this Lease) after written notice from Landlord to Tenant or, if Tenant’s obligation requires more than 30 days for performance, Tenant shall not be in default if Tenant commences to perform within the 30 day period and afterwards completes it with due diligence and continuity;

(c) Any of the following (to the extent permitted by law):
(i) The making by Tenant of any general arrangements or assignments for the benefit of creditors;
(ii) The filing by or against Tenant of any proceeding under an insolvency or bankruptcy law, unless (in the case of an involuntary proceeding) the proceeding is dismissed within 60 days;
(iii) The appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets at the Leased Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 60 days of this appointment; or
(iv) The attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where this seizure is not discharged within 60 days after the seizure.
(d) Tenant’s Assignment in violation of Article 17; and
(e) Tenant’s failure to execute or deliver any estoppel certificate required under Part III, Article 24 in a timely manner.
ARTICLE 20 REMEDIES
20.1 Landlord’s Remedies. Upon the occurrence of an Event of Default, and after the expiration of any applicable cure period, Landlord, in addition to any other rights or remedies available to Landlord at law or in equity, shall have the remedies set forth in this Article 20. The remedies are not exclusive but cumulative.
(a) Landlord may terminate this Lease and all rights of Tenant by giving Tenant written notice that this Lease is terminated, in which case Landlord may recover from Tenant the sum of:
(i) the worth at the time of award of any unpaid Rent that had been earned at the time of termination;
(ii) the worth at the time of award of the amount by which (A) the unpaid Rent that would have been earned after termination until the time of award exceeds (B) the amount of rental loss, that Tenant proves could have been reasonably avoided;
(iii) the worth at the time of award of the amount by which (A) the unpaid Rent for the balance of the term after the time of award exceeds (B) the amount of rental loss, that Tenant proves could be reasonably avoided;
(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations or that, in the ordinary course of things, would be likely to result, including, but not limited to, brokerage commissions, advertising expenses, costs of remodeling the Leased Premises, or any portion of the Leased Premises, for a new tenant or tenants, and any special concessions made to obtain a new tenant or tenants; and
(v) all other amounts in addition to or in lieu of those previously stated as may be permitted from time to time by California law.

As used in clauses (i) and (ii) of this Section 20.1(a), the worth at the time of award is computed by allowing interest at the rate set forth in Part III, Section 22.2. As used in clause (iii) of this Section 20.1(a), the worth at the time of award is computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.
(b) Landlord may continue this Lease, and from time to time, without terminating this Lease, either (i) recover all Rent and other amounts payable as they become due or (ii) relet the Leased Premises or any part of the Leased Premises on behalf of Tenant for any term, at any reasonable Rent, and pursuant to any other provisions as Landlord deems advisable, all with the right, at Tenant’s cost, to make reasonable alterations and necessary repairs to the Leased Premises. Tenant acknowledges that in the event of any such reletting of the Leased Premises, Landlord shall be entitled to recover its reasonable costs incurred in such reletting, including without limitation, brokers’ commissions, attorneys’ fees, advertising costs, and expenses of remodeling the Leased Premises for such reletting. The parties agree that Landlord is to have the remedy described in California Civil Code Section 1951.4 (which effectively provides that a lessor may continue a lease in effect after the lessee’s breach and recover rent as it becomes due), and the Tenant hereby acknowledges that this Lease meets the requirements of such statutory provision and that Tenant’s rights to sublet or assign hereunder are subject only to reasonable limitations.
(c) Upon the occurrence of an Event of Default, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Leased Premises and remove all persons and property from the Leased Premises after giving Tenant “reasonable notice” under the circumstances of its intent to do so. As used in this Section 20.1(c), “reasonable notice” shall be no longer than 10 days. Landlord may cause property so removed from the Leased Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant and to be disposed of in accordance with the provisions of applicable law at Tenant’s expense.
20.2 Remedial Actions by Landlord. None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated or unless a court of competent jurisdiction decrees termination of this Lease: any act by Landlord to maintain or preserve the Leased Premises; any efforts by Landlord to relet the Leased Premises; or any re-entry, repossession, or reletting of the Leased Premises by Landlord pursuant to this Article 20. If Landlord takes any of the previous remedial actions without terminating this Lease, Landlord may nevertheless at any time after taking any remedial action terminate this Lease by written notice to Tenant.
20.3 Landlord’s Right to Cure Tenant’s Breach. After the occurrence of an Event of Default, Landlord, in addition to or in lieu of exercising other remedies, may, but without any obligation to do so, cure the breach underlying the Event of Default for the account and at the expense of Tenant. If an event occurs which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, Landlord may, but shall have no obligation to, proceed to cure such event in case of an emergency prior to the expiration of any applicable cure period for the account and at the expense of Tenant. Tenant shall reimburse Landlord as Rent promptly on demand for all costs, including costs of settlements, defense, court costs, and attorneys’ fees, that Landlord may incur in the course of any cure.

ARTICLE 21
DEFAULT BY LANDLORD
21.1 Default.
(a) Except as provided in subsection 21.1 (b) below, Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within 30 days after written notice by Tenant to Landlord (or such shorter period, if any, set forth for cure in the applicable provision of this Lease) and to the holder of any first mortgage or deed of trust covering the Leased Premises, the name and address for that holder having been furnished to Tenant in writing, specifying in what respect Landlord has failed to perform the obligation. However, if Landlord’s obligation requires more than 30 days for performance, Landlord shall not be in default if Landlord commences to perform within the 30 day period and afterwards completes it with due diligence and continuity.
(b) In the event that Landlord breaches the covenant of quiet enjoyment and as a direct result of Landlord’s failure to immediately cure such breach, Tenant is prevented from utilizing the Sound Stage(s) for Tenant’s production activities for an aggregate of more than 10 business days within any 12-month period, Tenant may terminate this Lease by written notice to Landlord at any time during such 12-month period that Landlord remains in breach of the covenant of quiet enjoyment; provided, however, that Landlord shall not be considered in breach of the covenant of quiet enjoyment unless and until Tenant notifies Landlord in writing of the specific conditions constituting a breach of the covenant and Landlord fails to cure the breach immediately after receipt of such notice and only if and for so long thereafter as Tenant gives Landlord written notice on each of the days that such breach of the covenant of quiet enjoyment occurs, continues or recurs.
21.2 Liability of Landlord. For any breach of this Lease, the liability of Landlord and all Landlord’s Parties (including all persons and entities that comprise Landlord, and any successor landlord) and any recourse by Tenant against Landlord and Landlord’s Parties shall be limited to the interest of Landlord in and to the Project. On behalf of itself and all persons claiming by, through, or under Tenant, Tenant expressly waives and releases Landlord from any personal liability for breach of this Lease.

ARTICLE 22
LATE PAYMENTS
22.1 Late Charge. Tenant acknowledges that late payment of sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Therefore, if any sum due from Tenant is not received by Landlord when due more than two times during the Lease Term, then without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to 3% of all subsequent overdue sums during the Lease Term; provided, that if Tenant fails to make any payment required under this Lease when due three (3) times within any 12 month period (whether or not cured), then upon the fourth late payment, the penalty shall be 15% of the overdue sum, and upon the fifth late payment, the penalty shall be 20% of the overdue sum, and upon all late payments thereafter, the penalty shall be 25% of the overdue sum. The parties agree that the late charge represents a fair and reasonable estimate of the costs Landlord will incur because of late payment by Tenant. Acceptance of the late charge by Landlord shall not constitute a waiver of Tenant’s default for the overdue sum, nor prevent Landlord from exercising any of the other rights and remedies in this Lease. Tenant shall pay the late charges as Rent with the next installment of Rent.
22.2 Interest on Past Due Obligations. If any amount that is due to Landlord is not paid when due, Tenant shall pay to Landlord interest on the past due amount, from the date due until paid, at a rate equal to the commercial loan rate announced by Bank of America as its so-called reference or prime rate from time to time plus 4% per year. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by Laws. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.
ARTICLE 23
SUBORDINATION; NONDISTURBANCE; ATTORNMENT
23.1 Automatic Subordination. Subject to the provisions of Part III, Section 23.2, this Lease shall be subject and subordinate to the following:
(a) All present and future liens of any mortgages, deeds of trust and, other encumbrances (“Encumbrances”) of the Leased Premises and the Project;
(b) All ground or underlying leases (“Underlying Leases”) now or hereafter in force against the Project or any portion thereof;
(c) All renewals, extensions, modifications, consolidations, and replacements of the items described in items (a) and (b) of this Section 23.1; and
(d) All advances made or hereafter to be made on the security of the Encumbrances.
Despite any other provision of this Article 23, any Encumbrance holder or lessor of an Underlying Lease may elect that this Lease shall be senior to and have priority over that Encumbrance or Underlying Lease whether this Lease is dated before or after the date of the Encumbrance or Underlying Lease.

23.2 Nondisturbance. No subordination under Part III, Section 23.1 shall be effective unless and until Landlord obtains for the benefit of Tenant from the holder of the Encumbrance a nondisturbance agreement in recordable form, providing, in substance, that in the event of any foreclosure, sale under a power of sale, ground or master lease termination, or transfer in lieu of any of the foregoing, or the exercise of any other right or remedy under any such Encumbrance:
(a) Tenant’s use, possession, and enjoyment of the Leased Premises shall not be disturbed and this Lease shall continue unmodified in any way and in full force and effect subject to all of its terms and conditions; and
(b) This Lease shall automatically become a lease directly between any successor to Landlord’s interest, as landlord, and Tenant, as if that successor were the Landlord originally named in this Lease; provided, however, that in no event shall such successor be:
(i) liable for any act, omission, default, misrepresentation or breach of warranty of any previous landlord (including Landlord) or obligations accruing prior to such successor’s actual ownership of the Project; provided, however, that if such act or omission constitutes a continuing non-monetary default under this Lease, then such successor shall be required to cure the same within the same period as provided to Landlord under this Lease; and provided, further that in no event shall Landlord be released from any continuing liability under this;
(ii) subject to any offset, defense, claim or counterclaim which Tenant might be entitled to assert against any previous landlord (including Landlord) except as otherwise provided in this Lease;
(iii) bound by any payment of rent, additional rent or other payments made by Tenant to any previous landlord (including Landlord) for more than one (1) month in advance;
(iv) bound by any material amendment or modification of the Lease hereafter made, or consent or acquiescence by any previous landlord (including Landlord) under the Lease to any assignment or sublease hereafter granted, without the written consent of Landlord’s lender if such consent of Landlord was required under the Lease; or
(v) liable for any deposit that Tenant may have given to any previous landlord (including Landlord) which has not, as such, been transferred to such successor.
23.3 Subordination Agreement. If Tenant has received the nondisturbance agreement referred to in Part Ill, Section 23.2, Tenant shall, within 10 days after Landlord’s request, execute any reasonable further instruments or assurances in recordable form that Landlord reasonably considers necessary to evidence or confirm the subordination or superiority of this Lease to any such Encumbrances or Underlying Leases.

23.4 Attornment. Subject to Part III, Section 23.2, Tenant covenants and agrees to attorn to any transferee of Landlord’s interest in the Project by foreclosure, deed in lieu of foreclosure, exercise of any remedy provided in any Encumbrance or Underlying Lease, or operation of law (without any deductions or setoffs) except as expressly provided in this Lease or in any nondisturbance agreement, if requested to do so by the transferee, and to recognize the transferee as the lessor under this Lease as long as the transferee agrees to take the place of Landlord in this Lease and perform covenants, conditions or provisions of this Lease. The transferee shall not be liable for:
(a) Any acts, omissions, or defaults of Landlord that occurred before the sale or conveyance; or
(b) The return of any security deposit except for deposits actually paid to the transferee and except as expressly provided in this Lease or in any nondisturbance agreement.
23.5 Notice of Default; Right to Cure. Tenant agrees to give written notice of any default by Landlord to the holder of any Encumbrance or Underlying Lease that it has been made aware of in writing. Tenant agrees that, before it exercises any rights or remedies under the Lease, the lienholder or lessor shall have the right, but not the obligation, to cure the default within the same time, if any, given to Landlord to cure the default, plus an additional 30 days (except for those rights set forth in Part III, Sections 1.5, 9.5 or 21.1(b), which must be cured within the time period set forth therein).
ARTICLE 24
ESTOPPEL CERTIFICATES
24.1 Estoppel Certificate. At all times during the Lease Term, each party agrees to execute and deliver to the requesting party, within 10 days following delivery of a request by the other party, an estoppel certificate:
(a) certifying that this Lease is unmodified and in full force and effect, or if modified stating the nature of the modification and certifying that this Lease, as so modified, is in full force and effect;
(b) stating the date to which the Rent and other charges are paid in advance, if any;
(c) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of any party, or if there are uncured defaults, specifying the nature of the defaults;
(d) acknowledging that, to the certifying party’s knowledge, the certifying party does not have any claims against the requesting party; and
(e) any other items reasonably requested by such party or its lender or prospective purchaser or lender.

24.2 Failure to Deliver Certificate. A failure to deliver an estoppel certificate within 10 days after delivery of a request shall be a conclusive admission that, as of the date of the request for such statement:
(a) this Lease is unmodified except as may be represented by the requesting party in the request and is in full force and effect;
(b) to that party’s knowledge, there are no uncured defaults in the requesting party’s performance; and
(c) no Rent has been paid more than 30 days in advance.
ARTICLE 25
TRANSFER BY LANDLORD
Landlord has the right to transfer all or part of its interest in the Project or any portion thereof and in this Lease. On such transfer Landlord shall automatically be released from all future liability accruing under this Lease, and Tenant shall look solely to that transferee for the performance of Landlord’s obligations under this Lease after the date of the transfer so long as such transferee is bound by, or otherwise agrees in writing to be bound by, the terms and conditions hereof. However, any prepaid Rent or security deposit held by Landlord at the time of the transfer shall be delivered to the transferee. Notwithstanding anything in this Article 25 to the contrary, Tenant shall have the right, exercisable in Tenant’s sole discretion within sixty (60) days following Tenant’s receipt of notice of such transfer, to terminate this Lease if Landlord transfers all or substantially all of the Project or Landlord’s interest in the Project to any of the following direct competitors of Tenant or any of their affiliates who acquire the Project for purposes of using the Project or any portion thereof for their own or their affiliates’ theatrical motion pictures studio operations and production (as opposed to acquiring the Project merely for purposes of real estate investment): (1) Warner Bros, (2) Sony, (3) NBC/Universal, (4) Paramount Studios, (5) Walt Disney Company, (6) Twentieth Century Fox Film Corporation, (7) MGM/UA, or (8) Lions Gate, or any affiliates of any such entities.
ARTICLE 26
HOLDING OVER
Except only for Tenant’s right to remain in possession of the Production Office Space as specifically set forth in Part III, Section 3.2, if Tenant remains in possession of all or any portion of the Leased Premises after expiration or earlier termination of this Lease with Landlord’s express written consent, Tenant’s occupancy shall be a month-to-month tenancy at a rent agreed on by Landlord and Tenant, or, if none is so agreed, then at the rate of 175% of the Base Rent and Additional Rent payable under this Lease for the last full month before the date of expiration or earlier termination for that portion of the Leased Premises Tenant continues to occupy. The month-to-month tenancy shall be on the terms and conditions of this Lease except as provided in (i) the preceding sentence and (ii) Part III, Section 3. Landlord’s acceptance of Rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the Initial Term or any Option Term. If Tenant remains in possession of all or any portion of the Leased Premises after expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Rent during the holdover period an amount equal to 175% of the Base Rent and Additional Rent payable under this Lease for the last full month before the date of expiration or earlier termination for that portion of the Leased Premises Tenant continues to occupy.

ARTICLE 27
SURRENDER OF THE LEASED PREMISES
Upon the expiration or earlier termination of this Lease, Tenant shall vacate and surrender the Leased Premises to Landlord, broom-clean and in the same condition as existed at the Commencement Date, except for (i) reasonable wear and tear, and (ii) damage caused by any Casualty or condemnation. If Landlord so requests, Tenant shall, prior to the expiration or earlier termination of this Lease (i) remove any Alterations that Tenant is required to remove pursuant to this Lease and repair all damage caused by such removal, and (ii) return the Leased Premises or any part of the Leased Premises to its original configuration existing as of the time the Leased Premises were delivered to Tenant. If the Leased Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all costs reasonably incurred by Landlord in returning the Leased Premises to the required condition. Tenant shall indemnify Landlord against all liability, penalties, losses, damages, costs, expenses, causes of action, claims, charges, liens, assessments, fines or judgments of any kind arising from delay by Tenant in surrendering the Leased Premises, including without limitation any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants as long as Tenant was provided with at least 10 days prior written notice of any potential lost opportunities, including without limitation a reasonably detailed outline of the potential damages that Landlord shall suffer as a result of Tenant’s delay. This indemnification shall survive the expiration or earlier termination of this Lease.
ARTICLE 28
LANDLORD’S ACCESS TO LEASED PREMISES
28.1 Rights To Entry. Landlord and its agents may enter the Leased Premises at any reasonable time after giving at least one business day’s notice to Tenant, and immediately in the case of emergency, for the purpose of:
(a) inspecting the Leased Premises;
(b) posting notices of nonresponsibility;
(c) supplying or performing any service to be provided by Landlord to Tenant;
(d) showing the Leased Premises to prospective purchasers, mortgagees, or, during the last 12 months of the Lease Term, tenants;

(e) making necessary alterations, additions, or repairs;
(f) performing work necessary or desirable to preserve and protect the Building from injury or damage and to support the Building in connection with any excavation upon land adjacent to or under the Building;
(g) performing Tenant’s obligations when Tenant has failed to do so after written notice from Landlord and the expiration of any applicable cure period;
(h) responding to an emergency; or
(i) taking possession due to any Event of Default by Tenant.
28.2 Manner of Entry. For entry as permitted by this Article 28, Landlord shall at all times have a key or, if applicable, a card key with which to unlock all the doors in the Leased Premises, excluding Tenant’s vaults and safes. In an emergency.situation, Landlord shall have the right to use any means Landlord deems necessary and proper to enter the Leased Premises. Any such entry into the Leased Premises by Landlord shall not be considered a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive, of Tenant from any portion of the Leased Premises. With respect to any entry by Landlord under Section 28.1(a)-(f) only, Landlord shall pay for any damage or injury to the Leased Premises or Tenant’s property caused by Landlord’s negligence or willful misconduct.
ARTICLE 29
GENERAL PROVISIONS
29.1 Severability. If any provision of this Lease is held by a court of competent jurisdiction to be either invalid or unenforceable, the remaining provisions of this Lease shall remain in effect, unimpaired by the holding.
29.2 Time of Essence. Time is of the essence under this Lease.
29.3 Captions. The captions of Articles and Sections and the Table of Contents of this Lease are for convenience only and have no effect on the interpretation of the provisions of this Lease.
29.4 Entire Agreement. This Lease and all exhibits referred to in this Lease constitute the final, complete and exclusive statement of the terms of the agreement between Landlord and Tenant pertaining to Tenant’s lease of the Leased Premises and supersedes all prior and contemporaneous understandings or agreements of the parties. Neither party has been induced to enter into this Lease by, and neither party is relying on, any representation, warranty, statement, promise or inducement outside those expressly set forth in this Lease. This Lease may be amended only by an agreement in writing signed by Landlord and Tenant.

29.5 Notices. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure § 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Section 29.5 shall replace and satisfy the statutory service of notice procedures, including those required by Code of Civil Procedure § 1162 or a similar or successor statute. All notices or other communications required or permitted by this Lease or by law to be served on or given to either party to this Lease by the other party shall be in writing and shall be deemed given for all purposes as follows, provided that the time to provide any responsive notice shall not commence until receipt:
(a) When personally delivered to the recipient, notice is effective on delivery;
(b) When mailed first class to the last address of the recipient known to the party giving notice, notice is effective upon receipt;
(c) When mailed by certified mail with return receipt requested, notice is effective upon receipt;
(d) When delivered by overnight courier, notice is effective upon receipt; and
(e) When sent by fax to the last fax number of the recipient known to the party giving notice, notice is effective on receipt, provided that one of the methods referenced above is concurrently used as well. Any notice given by fax shall be considered to have been received on the next business day if it is received after 6 p.m. (recipient’s time) or on a nonbusiness day.
Addresses for purposes of giving notice are set forth in Part II, Section 4. Either party may change its address by giving written notice of the change to the other party in the manner provided in this Section 29.5.
29.6 Procedure for indemnification. With respect to any provision in this Lease providing for either party to indemnify the other, the procedure for indemnification shall be as follows:
(a) The party claiming indemnification (the “Claimant”) shall give written notice to the party from which indemnification is sought (the “Indemnitor) promptly after the Claimant learns of any loss, claim or proceeding covered by the indemnity; provided, however, that the Claimant’s failure to give the Indemnitor prompt notice shall not bar the Claimant’s right to indemnification unless such failure has materially prejudiced the Indemnitors ability to investigate or defend against the loss, claim or proceeding.
(b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the indemnitor shall have 30 days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purpose of this investigation, the Claimant agrees to make available to the Indemnitor and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedies.

(c) With respect to any third-person claims as to which the Claimant is entitled to indemnification, the indemnitor shall have the right to employ counsel reasonably acceptable to the Claimant to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the indemnitor. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within 20 days after receiving notice thereof from the Claimant (or such shorter time specified in the notice as the circumstances of the matter may dictate or such shorter time as may be required for the Indemnitor to provide a timely response to all claims and proceedings) the Claimant shall be free to engage counsel of its choice and defend against or settle the matter, all at the expense of the lndemnitor.
(d) Unless expressly stated otherwise in this Lease, the rights to indemnification hereunder shall not be the exclusive remedy of either party in connection with any breach by the other party of its representations, warranties, or covenants, nor shall such indemnification be deemed to prejudice or operate as a waiver of any remedy to which either party may otherwise be entitled as a result of any such breach by the other party.
(e) The respective indemnification obligations of the parties under this Lease shall survive the expiration or earlier termination of this Lease.
29.7 Waivers. No waiver by Landlord or Tenant of any provisions in this Lease shall be deemed a waiver of any other provision of this Lease, of any subsequent breach of this Lease by Tenant or Landlord, or of any other provision. Landlord’s consent to or approval of any act by Tenant shall not waive the necessity for Landlord’s consent to or approval of any subsequent act by Tenant.
29.8 No Recording. Neither party shall, without the express written consent of the other, execute, acknowledge, or record a memorandum of this Lease.
29.9 Cumulative Remedies. No remedy or election under this Lease shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.
29.10 Binding Effect. This Lease shall be binding on and inure to the benefit of the parties and their successors and assigns permitted by the provisions of this Lease.
29.11 Attorney Fees. if either party brings an action, arbitration or other proceeding arising out of this Lease, the prevailing party shall be entitled to reasonable attorney fees as determined by the court.
29.12 Force Majeure. The term “Force Majeure Delay” as used in this Lease shall mean any delay incurred by Tenant or Landlord in the performance of their obligations attributable to any: (1) strike, lockout or other labor or industrial disturbance (whether or not on the part of the employee of either party hereto), civil disturbance, act of public enemy, war, riot, sabotage, blockade, or embargo; (2) delay due to changes in any applicable Laws or the interpretation thereof; or (3) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or any other similar cause beyond the reasonable control of the party from whom performance is required, or any of its employees, agents, contractors or other representatives. Except for the obligations of either party to pay money, including Rent and other charges, pursuant to this Lease, any prevention, delay or stoppage due to any Force Majeure Delay shall excuse the performance of the party affected for a period of time equal to any such prevention, delay or stoppage, provided the party claiming such Force Majeure Delay notifies the other party hereto in writing of such Force Majeure Delay within 30 days after learning of such Force Majeure Delay.

29.13 Signs. Tenant shall have signage in accordance with a signage plan for the Project adopted by Landlord from time to time and applicable to all tenants of the Project. In addition, Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain (ii) exterior signs on each of the Sound Stages leased by Tenant hereunder, and (ii) rooftop or other prominent tenant-identification and logo signage on the exterior of the Corporate Office Building, in all events subject to all Laws and Landlord’s reasonable rules and regulations regarding exterior signs applicable to all tenants of the Project.
29.14 Intentionally Deleted.
29.15 Broker’s Fee. The parties represent and warrant to each other that each has not dealt with any real estate agents or brokers and that no brokerage fees, commissions or finder’s fees shall be payable as a result of such warranting party’s actions or inactions. Each party agrees to indemnify, defend, and hold the other harmless from all liability, penalties, losses, damages, costs, expenses, causes of action, claims, charges, liens, assessments, fines or judgments of any kind arising as a result of the breach of this warranty. This indemnification shall survive the expiration or earlier termination of this Lease.
29.16 Authority. Each individual executing this Lease on behalf of Landlord or Tenant represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of Landlord or Tenant and that this Lease is binding upon Landlord and Tenant in accordance with its terms. Each of the persons executing this Lease on behalf of a corporation covenants and warrants that the party for whom the person is executing this Lease is a duly authorized and existing corporation, that it is qualified to do business in California, and that the corporation has full right and authority to enter into this Lease.
29.17 Governing Law. This Lease shall be governed by California law, and any litigation concerning this Lease between the parties shall be initiated in the Superior Court of Los Angeles County.
29.18 Offer. Preparation of this Lease by Landlord or Landlord’s agent and submission to Tenant shall not be deemed an offer to lease, nor shall signature and delivery of this Lease by Tenant make this Lease binding upon Landlord. This Lease shall become binding on Landlord and Tenant only when fully executed by Landlord and Tenant.
29.19 Presumptions. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party drafting a document. It shall be construed neither for nor against Landlord or Tenant, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.
29.20 Quiet Enjoyment. As long as Tenant is not in default of any provisions of this Lease (beyond any applicable cure periods), during the Lease Term Tenant shall have quiet enjoyment of the Leased Premises.

29.21 Additional Studio Services Provided by Landlord. For so long as Landlord continues to retain a first class, full-service studio operator comparable to the current operator of the Project and which operator is otherwise qualified in all respects to provide the services and equipment required under this Lease (or if Landlord, itself, is otherwise capable of providing such services and equipment as required under this Lease), Tenant and its Affiliates (collectively, “Marvel”) shall rent from Landlord all electrical and grip equipment, forklifts, heavy equipment, trash disposal, generators, theatrical equipment and expendables needed or used on all its live action theatrical distribution feature productions wherever located nationwide, provided that (i) Landlord shall charge Marvel the lesser of (a) Landlord’s applicable standard rate set forth on Exhibit “B”, or (b) the applicable rate at such off-site facility, and in either of such events, less the 25% discount on electric and grip equipment, generators, and theatrical equipment, (ii) Landlord, or its designated studio operator shall be able to timely provide the particular equipment (of a type and quality reasonably satisfactory to Marvel) needed by Marvel, (iii) Marvel’s obligation to use such services outside of the Project shall be subject to the same rights set forth in Part III, Section 9.5 above, and (iv) Marvel’s obligation shall be subject to any requirements which may be imposed by any other landlord or licensor of stages that Marvel exclusively use such other landlord’s or licensor’s equipment. If any of the foregoing conditions are not met, Landlord shall not be in default under this Lease but Marvel may obtain the equipment or service, as the case may be, from any other party.
29.22 Catering Services. Tenant may elect to, but shall not be required to, use catering services provided by Landlord.
29.23 Dressing Rooms. Tenant shall have the right to use, at no additional cost to Tenant, not less than thirty-two (32) dressing rooms at the Project. In addition, Tenant shall have the right to use additional dressing rooms at the Project subject to availability and payment therefor at the rates set forth in Exhibit “B.”
29.24 Screen Credit. Tenant shall give Landlord screen credit on all prints of any feature film, show or series filmed in whole or in part at the Leased Premises by Tenant reading substantially as follows: “FILMED AT MANHATTAN BEACH STUDIOS, MANHATTAN BEACH, CA.” Placement and type shall be at Tenant’s sole discretion: however, said credits shall be of a size sufficiently large and on-screen long enough to be easily read per industry norms. Tenant shall provide Landlord at Tenant’s sole cost one show poster for any feature film, show or series filmed in whole or in part at the Leased Premises by Tenant. Notwithstanding anything in this Lease which may be construed to the contrary, Tenant’s failure to comply with this Section 29.24 shall not constitute a default or breach of the Lease.
29.25 Security.
(a) Landlord will provide the guard and fire protection personnel set forth in Exhibit “B” for the protection of the Sound Stages during “normal business hours” at no additional cost to Tenant, and, if Tenant requests any after-hours and/or additional guard and fire personnel, such services shall be charged at the rates set forth in Exhibit “B.” Notwithstanding the foregoing, Tenant shall have the right to hire its own security and fire personnel, in which event Tenant will have no obligation to pay any costs or expenses for any security allocated to or related to the Sound Stages.

(b) The security of Landlord’s property requires that Tenant inform that gate guard when either a delivery or pick-up is to be made to the Leased Premises. This notice will enable guards to screen out unauthorized deliveries or pick-ups. If a truck does come to the gate with a delivery for Tenant and the gate guard has not been notified, Landlord will attempt to contact a member of the Tenant’s staff. Landlord, at its option, may refuse to accept any deliveries for which it has received no notification. In the event Landlord accepts a delivery, whether or not for which it has received notification, said delivery shall be accepted by Landlord solely at Tenant’s risk and Landlord will not be liable in the event of any such loss or damage of any nature to said delivery, except to the extent of any intentional misconduct of Landlord or its employees, representatives or agents. No pick-ups from the Project facilities will be permitted without Tenant’s prior consent or on the spot authorization. In this regard, Tenant shall furnish Landlord with a list of all personnel authorized to give such on the spot authorization.
(c) The security of Landlord’s property requires that Landlord’s guards be permitted to search vehicles for any of Landlord’s property before they leave the Project, and Tenant hereby consents, on behalf of itself, its agents, representatives, guests, invitees, contractors, and employees, to a reasonable search of their vehicles, and agrees to open any and all compartments to said vehicles if requested to do so by Landlord’s guards. Tenant, on behalf of itself, its agents, representatives and employees, waive any and all claims for any damages on account of such reasonable searches. Tenant shall notify all its agents, representatives, employees, contractors, guests and invitees of this requirement.
(e) Tenant reserves the right to install a card or biometric access perimeter security system that secures the Leased Premises. The security system may protect all elevator, door, window or any other access points within or providing access to the Leased Premises; provided, however, that (i) subject to reasonable coordination with Tenant’s security personnel, Landlord’s designated authorized representatives shall have the right to access such security system if necessary in order to maintain the security of the Project.
(f) Tenant shall have the right to purchase at its own cost two hundred fifty (250) access cards for its use per production. Landlord will program such cards at no cost to Tenant. Any additional access cards that Tenant requires in excess of such amount, and the replacement of any lost or damaged access cards, shall be charged at the rates set forth on Exhibit “B.”
(g) Landlord shall allow Tenant to connect its proprietary camera and access system to Landlord’s cameras and access controls systems that secure the Leased Premises.
[Signature page follows]

The parties have executed this Lease as of the date first set forth above.

LANDLORD:

CRP MB STUDIOS, L.L.C., a Delaware limited liability company

By: Printed Name:	/s/ Edward Samek Edward Samek
Its:	Vice President

TENANT:

MVL PRODUCTIONS LLC, a Delaware limited liability company

By: Printed Name:	/s/ Michael Revell Michael Revell
Its:	CFO

EXHIBIT A
FLOOR PLAN/SITE PLAN DEPICTING THE PREMISES
[see attached]

EXHIBIT B
1.	This Exhibit “B” is composed of the information set forth below and the following schedules (“Schedules”) attached hereto:
a.	Schedule A — Stage 21

b.	Schedule B — Stage 22

c.	Schedule C — Stage 25

d.	Schedule D — Stage TBD

e.	Schedule E — Stage TBD

f.	Schedule F — Mill Space

g.	2008 Rate Card

h.	Service Charges List
2.
All of the rates set forth in the Schedules shall increase annually on each anniversary of the Commencement Date by 4% per annum over the rates for the preceding year, except for the rates for lighting and grip services, which shall increase by 2% per annum.

3.	In the event of any inconsistency between the provisions of the Lease and the Schedules, the Schedules shall control.

EXHIBIT C
WORK LETTER AGREEMENT
(TURNKEY)
1. TENANT IMPROVEMENTS. Landlord shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the tenant improvements (“Tenant Improvements”) shown on the floor plan entitled “Building 7-Ground Level Plan” attached to Exhibit “A” to this Lease (the “Plans”), and as otherwise discussed and agreed to by Landlord and Tenant (and as more particularly described on the Coordination Task List dated September 11, 2008 and attached as Schedule 1 to this Work Letter Agreement, and as may be updated and revised at the parties’ mutual agreement, and with respect to the Leased Premises server room, as more particularly described on Schedule 2 to this Work Letter Agreement), including without limitation, Landlord shall install, at Landlord’s expense not to exceed $50,000 a dedicated HVAC for use solely by Tenant in connection with the Leased Premises server room; provided, however, that in no event shall the quality and type of building finishes and materials of the Tenant Improvements be of a lesser nature than those previously installed by Landlord in the Corporate Office Building. Tenant may request changes to the Plans provided that (a) the changes shall not be of a lesser quality than Landlord’s standard specifications for tenant improvements for the Building as the same may be changed from time to time by Landlord (the “Standards”); (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building; (d) the changes do not have any adverse affect on the structural integrity or systems of the Building; (e) the changes will not, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements; and (f) Landlord has determined in its reasonable discretion that the changes are of a nature and quality consistent with the overall objectives of Landlord for the Building. If Landlord approves a change requested by Tenant, then, as a condition to the effectiveness of Landlord’s approval, Tenant shall pay to Landlord upon demand by Landlord the increased cost attributable to such change, as reasonably determined by Landlord. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Tenant as described below.
2. CONSTRUCTION OF TENANT IMPROVEMENTS. Landlord’s contractor shall commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 4 below) and Force Majeure Delays (as described in Section 5 below). Promptly upon the commencement of the Tenant Improvements, Landlord shall furnish Tenant with a construction schedule letter setting forth the projected completion dates therefor and showing the deadlines, if any, for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during construction of the Tenant Improvements modify such schedule.

3. SUBSTANTIAL COMPLETION; DELIVERY OF POSSESSION.
(a) Substantial Completion; Punch-List. The Tenant Improvements shall be deemed to be “substantially completed” when Landlord: (a) is able to provide Tenant reasonable access to the Corporate Office Space; (b) has substantially completed the Tenant Improvements in accordance with the Plans, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Corporate Office Space; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Corporate Office Space; provided, however, that if substantial completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 4 below, then substantial completion shall be the date that the Tenant Improvements would have been completed but for such Tenant Delays. Within ten (10) days after such substantial completion, Tenant shall conduct a walk-through inspection of the Corporate Office Space with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord shall thereafter complete within 45 days; provided, however, that Tenant shall be responsible, at Tenant’s sole cost and expense, for the remediation of any items on the punch-list caused by Tenant’s acts or omissions.
(b) Delivery of Possession. Landlord agrees to deliver possession of the Corporate Office Space to Tenant when the Tenant Improvements have been substantially completed in accordance with Section (a) above. Landlord has agreed that Landlord will deliver possession of the Corporate Office Space to Tenant by January 15, 2009, subject to Tenant Delays and Force Majeure Delays (as defined in this Work Letter). Landlord’s failure to deliver possession of the Corporate Office Space by the date set forth herein shall be governed by the provisions of Part III, Section 1.5 of the Lease.
4. TENANT DELAYS. For purposes of this Work Letter Agreement, “Tenant Delays” shall mean any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter Agreement, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule or any schedule delivered by Landlord to Tenant pursuant to this Work Letter Agreement; (b) Tenant’s changes to the Plans; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant’s share of any costs in excess of the cost of the Tenant Improvements as described in the Plans; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.
5. FORCE MAJEURE DELAYS. For purposes of this Work Letter, “Force Majeure Delays” shall mean any actual delay caused by strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the reasonable control of Landlord in the construction of the Tenant Improvements, which is not a Tenant Delay.

EXHIBIT D
MEMORANDUM OF LEASE COMMENCEMENT
This Memorandum of Lease Commencement is made as of  _____, 200_, by                     (“Landlord”) and                     (“Tenant”), pursuant Part III, Section 3.1 of the Lease between Landlord and Tenant dated  _____, 2008, with respect to the Manhattan Beach Studios (the “Lease”):
Landlord and Tenant hereby confirm, one to the other, that the “Commencement Date”, as defined in the Lease, is  _____, 200_, and that barring extension or early termination as provided in the Lease, the Expiration Date is  _____, 200_.
In witness whereof, Landlord and Tenant have executed this Memorandum of Lease Commencement as of the day and year set forth above.

LANDLORD:

CRP MB STUDIOS, L.L.C., a Delaware limited liability company

By:

Printed Name:

Its:

TENANT:

MVL PRODUCTIONS LLC, a Delaware limited liability company

By:

Printed Name:

Its: